Exhibit 10.3

Execution Version

MSC SHAREHOLDERS AGREEMENT

Entered into as of September 25, 2006

among

APEX SILVER MINES SWEDEN AB,

APEX LUXEMBOURG S.À R.L.,

GOTLEX LAGERAKTIEBOLAG nr 451 (organization number 556702-1083),

and

MINERA SAN CRISTÓBAL, S.A.

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		2

ARTICLE II MANAGEMENT OF MSC		22
Section 2.1	Shareholders Meetings.	22
Section 2.2	Board; Sindicos.	25
Section 2.3	Significant Matters.	34
Section 2.4	Deadlock on Significant Matters	38
Section 2.5	Management	38
Section 2.6	Indemnification of Directors, Officers, and Sindicos	39
Section 2.7	Finance and Operating Committee.	40

ARTICLE III PROGRAM AND BUDGETS		42
Section 3.1	Initial Program and Budget	42
Section 3.2	Annual Program and Budget	42
Section 3.3	Deadlock on Proposed Program and Budgets	43
Section 3.4	Put Right	43
Section 3.5	Overruns; Emergencies	45
Section 3.6	Termination of Certain ARTICLE III Rights	45

ARTICLE IV FINANCING OF MSC		46
Section 4.1	No Obligation	46
Section 4.2	Funding for the Project through the Commercial Operations Date	46
Section 4.3	Post-Commercial Operations Funding	47
Section 4.4	Additional Funding Mechanics	48

ARTICLE V TRANSFERS		57
Section 5.1	General Restrictions on Sales and Pledges; Legend; Effect of Sales and Pledges Not in Accordance with This Article	57
Section 5.2	Certain Restrictions on Sales and Pledges	58
Section 5.3	Sales to Third Parties; Right of First Refusal	62
Section 5.4	Sales to Third Parties; Right of First Offer	64

ARTICLE VI DEFAULTS		67
Section 6.1	Default Notice	67
Section 6.2	Procedure	67
Section 6.3	Bankruptcy of a Sponsor	69

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS		67
Section 7.1	Amendment of Estatutos; Further Assurances	72
Section 7.2	Notice to MSC	72
Section 7.3	Business of MSC	73
Section 7.4	Offices	73
Section 7.5	Access to Information	73

i

Schedule A	Total Project Investment
Schedule B	Open Properties Map

Exhibit A	Form of Estatutos
Exhibit B	Form of Defaulting Shareholder Loan Note
Exhibit C	Form of Defaulting MSC Loan Note

ii

MSC SHAREHOLDERS AGREEMENT

This MSC Shareholders Agreement is entered into as of September 25, 2006, by and among

APEX SILVER MINES SWEDEN AB, a privat aktiebolag duly organized and validly existing under the Laws of the Kingdom of Sweden (“Apex Sweden”), with its registered office at c/o Accurate Accounting AB, Drakegatan 7, SE-412 50 Göteborg, Sweden;

APEX LUXEMBOURG S.À R.L., a société à responsabilité limitée duly organized and validly existing under the Laws of the Grand Duchy of Luxembourg (“Apex Luxembourg”), with its registered office at 73, Côte d’Eich, L-1450 Luxembourg, registered with the Luxembourg Register of Commerce (Registre de Commerce et des Sociétés du Grand-Duché de Luxembourg) under number B 110 956;

GOTLEX LAGERAKTIEBOLAG nr. 451, organization number 556702-1083, a privat aktiebolag duly organized and validly existing under the Laws of the Kingdom of Sweden (“New Sweden 1”), with its registered office at c/o Wistrand Advokatbyra, Lilla Bommen 1, 411 04 Göteborg, Sweden; and

MINERA SAN CRISTÓBAL, S.A., a sociedad anónima organized under the Laws of Bolivia (“MSC”), with domicile at the city of Potosi, Bolivia, with register of commerce number 13681.

Apex Sweden, Apex Luxembourg, New Sweden 1, and MSC (together with their respective successors and permitted assigns, as well as any Person that otherwise becomes a party hereto in accordance with the provisions hereof) are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined in this Agreement have the respective meanings ascribed thereto in ARTICLE I.

RECITALS

A.            Apex Sweden owns, beneficially and of record, 13,983,846 Shares representing approximately 65% of the issued and outstanding share capital of MSC.  Apex Luxembourg owns, beneficially and of record, one Share of the issued and outstanding share capital of MSC.  Apex Sweden is the holder of the Apex Sweden MSC Subordinated Note.

B.            New Sweden 1 owns, beneficially and of record, 7,529,763 Shares representing 35% of the issued and outstanding share capital of MSC.  New Sweden 1 is the holder of the New Sweden 1 MSC Subordinated Note.

C.            MSC owns and is developing the San Cristóbal silver, zinc, and lead mine in Bolivia.

D.            The Shareholders desire to enter into this Agreement for the purpose of recording their mutual agreement on the financing, operation, and management of MSC, and their mutual rights and obligations relative to MSC and, through MSC, to the Project.

E.             The Shareholders and MSC desire to enter into this Agreement to establish certain rights, responsibilities, and obligations by and among themselves.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements set forth herein, the Parent Guarantees, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Additional Funds” has the meaning specified in Section 4.4(a)(i).

“Additional Post-Commercial Operations Funds” has the meaning specified in Section 4.3(a).

“Additional Pre-Commercial Operations Funds” has the meaning specified in Section 4.2(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question.

“Affiliated New Cayman Shareholders” has the meaning specified in Section 5.2(d)(ii).

“Affiliated Quotaholders” has the meaning specified in Section 5.2(d)(i).

“Agreement” means this MSC Shareholders Agreement (including the Exhibits and Schedules attached hereto).

“Alternative Shareholder Loan Notice” has the meaning specified in Section 4.4(a)(iii).

“Alternative Shareholder Capital Contribution Notice” has the meaning specified in Section 4.4(b)(iii).

“Apex” means Apex Silver Mines Limited, an exempted company limited by shares organized under the laws of the Cayman Islands.

“Apex Change of Control” means (a) any merger or consolidation of Apex with or into any person, or any sale, transfer, or other conveyance of all or substantially all of Apex’s assets, on a consolidated basis, in one transaction or a series of related transactions shall have occurred after the date hereof, if either (i) immediately after giving effect to such transaction or transactions, any person or group is or becomes the beneficial owner of more than 50% of the aggregate voting power of all outstanding classes of voting securities of the resulting, surviving, or transferee Entity, or Apex, as applicable, in elections for directors of the resulting, surviving, or transferee Entity, or Apex, as applicable, or (ii) the voting power of all outstanding classes of voting securities of Apex in elections for directors of Apex immediately prior to such transaction or transactions ceases to represent more than 50% of the aggregate voting power of all outstanding classes of voting securities of the resulting, surviving, or transferee Entity, or Apex, as applicable, in elections of directors of the resulting, surviving, or transferee Entity, or Apex, as applicable, immediately after giving effect to such transaction or transactions; (b) any Person or group is or becomes the beneficial owner of more than 50% of the aggregate voting power of all outstanding classes of voting securities of Apex in elections for directors of Apex; or (c) the adoption of a plan relating to the liquidation or dissolution of Apex in a Bankruptcy of Apex; if as a result of or at any time following the occurrence of an event described in clause (a) or (b) of this definition, a majority of the members of the board of directors of the resulting, surviving, or transferee Entity, or Apex, as applicable, are not Continuing Directors.  For purposes of this “Apex Change of Control” definition, (i) ”beneficial owner” shall be determined in accordance with Rule 13d-3 and Rule 13d-5 of the Commission under the Exchange Act; (ii) ”person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act, and the term “group” includes any group acting for the purpose of acquiring, holding, or disposing of securities within the meaning of Rule 13d-5(b)(1) of the Commission under the Exchange Act; (iii) ”Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended; and (iv) ”Continuing Director” means any member of the board of directors of the resulting, surviving, or transferee Entity, or Apex, as applicable, who (A) was a member of the board of directors of Apex on the date hereof or (B) was nominated for election or elected to the board of directors of Apex with the approval of a majority of the members of the board of directors of Apex, who were members of the board of directors of Apex on the date hereof or who were nominated for election or elected to the board of directors of Apex in accordance with this clause (B).

“Apex Control Group” means Apex and its wholly-owned Subsidiaries.

“Apex Director” means any member of the Board nominated by one or more of the Apex Shareholders in accordance with Section 2.2(c) (including any alternate director therefor).

“Apex Election Notice” has the meaning specified in Section 7.9(e).

“Apex Election Period” has the meaning specified in Section 7.9(e).

“Apex Guaranty” means that certain Apex Guaranty, dated as of the date hereof, made by Apex in favor of New Sweden 1, New Sweden 2, and Sumitomo in the form of Exhibit C to the Purchase and Sale Agreement.

“Apex Indirect Interests” means any equity interests in or Indebtedness of any of the Subsidiaries of Apex that are Interestholders or that own, directly or indirectly, equity interests in or Indebtedness of any of the Subsidiaries of Apex that are Interestholders.

“Apex Interestholders” means (a) the Apex Shareholders and (b) each member of the Apex Control Group that (i) is or becomes the owner of Interests and (ii) is or has become a Party pursuant to the terms of this Agreement.

“Apex Interests” has the meaning specified in Section 6.3(c).

“Apex Luxembourg” has the meaning specified in the preamble.

“Apex Member” has the meaning specified in Section 2.7(a).

“Apex Shareholders” means (a) Apex Sweden and Apex Luxembourg, and (b) each member of the Apex Control Group that (i) is or becomes the owner of Shares and (ii) is or has become a Party pursuant to the terms of this Agreement.

“Apex Sindico” means any Sindico of MSC nominated by one or more of the Apex Shareholders in accordance with Section 2.2(c).

“Apex Sponsor Default Cure Notice” has the meaning specified in Section 6.3(b).

“Apex Sweden” has the meaning specified in the preamble.

“Apex Sweden MSC Subordinated Debt” means Indebtedness of MSC to Apex Sweden evidenced by that certain Subordinated Promissory Note, dated as of September 25, 2006, made by MSC in favor of Apex Sweden in the original principal amount of US$27,495,378 (the “Apex Sweden MSC Subordinated Note”).

“ASC Bolivia” means ASC Bolivia LDC (Sucursal Bolivia), the branch, existing under the Laws of Bolivia, with domicile at Calle Campos N° 265, La Paz, Bolivia and with register of commerce number 13961, of ASC Bolivia LDC, an exempted limited duration company organized under the Laws of the Cayman Islands, British West Indies, with its registered office at Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

“Available Cash” means, for each fiscal year, as determined quarterly by the unaudited financial statements of MSC and its Subsidiaries, the Revenues received during such period, minus (a) the operating costs and expenses (which shall not include the Subordinated Management Fee) and capital expenditures of MSC and its Subsidiaries paid during such period, including all costs and expenses for the operation, maintenance, and protection of their respective assets and properties, but excluding all costs and expenses such as depreciation or depletion that do not represent cash outlays; (b) payments of principal and interest on any Indebtedness owed to any Person other than any Shareholder or any Affiliate of any Shareholder (excluding New Metals and New Cayman, if applicable) paid by MSC and its Subsidiaries during such period; (c) Taxes assessed against or imposed on MSC or any of its Subsidiaries or any of their respective assets or properties and paid by MSC or any of its Subsidiaries during such period, but excluding any such Taxes to the extent that reserves therefor were set aside pursuant to clause (d) of this definition during any prior period; and (d) any amounts that the Board reasonably determines are prudent to set aside as cash reserves to assure that MSC and its Subsidiaries have adequate funds on hand to timely pay the items described in clauses (a), (b), and (c) of this definition and any other items provided for by the applicable Program and Budget with respect to future periods.

“Bankruptcy” means, with respect to any Person, (a) (i) the commencement or institution by such Person of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debts, insolvency, bankruptcy, discontinuance, winding up, dissolution, liquidation or similar Law; (ii) the seeking by such Person of any order for the appointment of a receiver, trustee, or other such official for it or all or a substantial part of its property; or (iii) the making by such Person of a general assignment for the benefit of its creditors; or (b) the commencement or institution against such Person without its application or consent, in any court of competent jurisdiction, (i) seeking any order for relief under any reorganization, arrangement, adjustment of debt, relief of debts, insolvency, bankruptcy, discontinuance, winding up, dissolution, liquidation or similar Law; or (ii) seeking any order for the appointment of a receiver, trustee, or other such official for it or all or a substantial part of its property, in each case of clause (b)(i) and (b)(ii), where such proceeding shall continue undismissed, or an order, Judgment, or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days or more.

“Big Four Auditing Firms” means PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, and KPMG including any of their respective affiliated or associated auditing firms.

“Board” means the Board of Directors of MSC.

“Bolivia” means the Republic of Bolivia.

“Bolivian Corporations Law” means the Bolivian Code of Commerce enacted by Law Decree No. 14379 dated February 25, 1977.

“Bolivianos” or “Bs.” means Bolivianos, the lawful currency of Bolivia.

“Business Day” means any day other than Saturday, Sunday, and a day on which banks in New York, New York, U.S.A. or Tokyo, Japan are required or permitted to close.

“Chairman” has the meaning specified in Section 2.2(d).

“Commercial Operations” means the Project’s normal commercial operations in accordance with the then-current approved Program and Budget, including the mining, crushing, and milling of ore and the shipment of concentrates, as confirmed by the occurrence of the latest of (i) the successful completion of the Fourteen Day Throughput Test (as defined in the EPCM Contract), (ii) Commercial Operation (as defined in the Rail Transportation Agreement), (iii) the Commercial Operation Date (as defined in the Port Agreement), (iv) Power Operation (as defined in the Transmission Line Agreement), and (v) the date 90 days after MSC shall have received provisional payment in respect of shipped concentrates aggregating at least 10,000 tonnes each of lead concentrates and zinc concentrates.

“Commercial Operations Date” means the date on which Commercial Operations commence.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedge Instrument” means any forward purchase, forward sale, put option, synthetic put option, call option, collar, or any other arrangement relating to commodities entered into by a Person to hedge such Person’s exposure to or to speculate on commodity prices.

“Common Security Agreement” means that certain Common Security Agreement, dated as of December 1, 2005, among MSC, Apex Sweden, Apex Luxembourg, Old Metals, BNP Paribas, Barclays Capital, Corporación Andina de Fomento, JPMorgan Chase Bank, N.A., the senior lenders party thereto, and the hedge banks party thereto, as amended by the Omnibus Amendment Agreement.

“Consolidated Loan” has the meaning specified in Section 4.4(a)(iii).

“Consolidated Loan Contribution Notice” has the meaning specified in Section 4.4(a)(iv).

“Contract” means any note, bond, indenture, debenture, security agreement, trust agreement, mortgage, lease, contract, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument, commitment, or obligation, whether oral or written.

“Contribution Alternative Funding” has the meaning specified in Section 4.4(b)(iii)(C).

“Control” means the ability to direct or cause the direction (whether through the ownership of voting securities, by contract, or otherwise) of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities, by contract, or otherwise) the decision of such Person to engage in the particular conduct at issue.  A Person shall be rebuttably presumed to control an Entity if such Person owns, directly or indirectly through one or more intermediaries, (a) sufficient shares of stock or other equity interests of such Entity to allow such Person, under ordinary circumstances, to elect or direct the election of a majority of the members of the board of directors or other governing body of such Entity, or (b) shares of stock or other equity interests of such Entity representing, in the aggregate, more than 50% of the aggregate outstanding economic interests in such Entity.  The term “Controlled” has a meaning correlative to that of Control.

“Control Group” means either the Apex Control Group or the Sumitomo Control Group, as applicable.

“Conversion Date” has the meaning specified in Section 4.4(a)(iv).

“Conversion Price” has the meaning specified in Section 4.4(a)(v).

“CSA Penalty Subscription Price” has the meaning specified in Section 4.2(d).

“Cure Period” has the meaning specified in Section 6.2(a).

“deadlock” has the meaning specified in Section 2.4(a).

“Deadlock Meeting” has the meaning specified in Section 2.4(a).

“Deadlock Notice” has the meaning specified in Section 3.3(b).

“December 31, 2005 Reserves” has the meaning specified in Section 3.4(b).

“Default Notice” has the meaning specified in Section 6.1.

“Defaulting Capital Contribution” has the meaning specified in Section 6.1.

“Defaulting MSC Loan” has the meaning specified in Section 6.1.

“Defaulting MSC Loan Contribution Notice” has the meaning specified in Section 6.2(d).

“Defaulting MSC Loan Conversion Date” has the meaning specified in Section 6.2(d).

“Defaulting Shareholder” has the meaning specified in Section 6.2(b).

“Defaulting Shareholder Loan” has the meaning specified in Section 6.1.

“Deferred Payments Agreement” means that certain Deferred Payments Agreement, dated as of the date hereof, between Apex Sweden and Sumitomo.

“Designated Apex Member” has the meaning specified in Section 7.9(g).

“Designated SCG Member” has the meaning specified in Section 7.9(b).

“Development Plan” means that certain San Cristóbal Development Plan, dated November 2004, prepared by MSC and concerning the construction and operation of the Project, as amended or otherwise modified by (a) those certain San Cristóbal Project Monthly Project Reports prepared by Aver Kvaerner through the date hereof, (b) that certain First Amendment to EPCM Services Supply Agreement, effective as of April 11, 2005, together with that certain First Change Order to EPCM Services Supply Agreement, dated as of June 8, 2005, that certain Second Change Order to EPCM Services Supply Agreement, dated as of July 21, 2005, that certain Third Change Order to EPCM Services Supply Agreement, dated as of December 2, 2005, that certain Fourth Change Order to EPCM Services Supply Agreement, dated as of June 13, 2006, and that certain Fifth Change Order to EPCM Services Supply Agreement, dated as of June 14, 2006, (c) the “Definitive Estimate” set forth in that certain Banks Reconciliation Template, dated August 2006, and (d) the memorandum and Table 1-Comparison of the Development Plan Production Plan and the July 2006 Revised Production Plan thereto, sent by email to Sumitomo on August 9, 2006, in each case as may be amended, restated, supplemented, replaced, or otherwise modified from time to time in accordance with ARTICLE II, ARTICLE III, and the Financing Documents, as applicable.

“Director” means a member of the Board.

“Dispute Resolution Agreement” means that certain Dispute Resolution Agreement, dated as of the date hereof, by and among Apex, Apex Sweden, Apex Luxembourg, Service Company, Sumitomo, New Sweden 1, New Sweden 2, MSC, New Metals, and New Cayman.

“Disqualified Person” means any Person (a) whose ownership of Interests is reasonably likely to cause MSC or any of its Subsidiaries to have any material License suspended, revoked,

or otherwise terminated, in each case considering any waivers, approvals and consents that have been obtained and (b) in the case of any Sumitomo Interestholder, who or whose parent guarantor does not have a credit rating from Standard and Poor’s Corporation, Moody’s Investors Services, or Fitch Ratings Limited of either “investment grade” or at least equivalent to that of Sumitomo.

“Dollars” means the lawful currency of the U.S.

“Entity” means any sociedad anónima,  sociedad de responsabilidad limitada, Aktiengesellshchaft, Gesellschaft mit beschränkter Haftung,  privat aktiebolag, société à responsabilité limitée, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind, or Governmental Authority.

“EPCM Contract” means that certain EPCM Services Supply Agreement, dated as of November 8, 2004, between MSC and Aker Kvaerner Metals, Inc., together with that certain First Amendment to EPCM Services Supply Agreement, effective as of April 11, 2005, that certain First Change Order to EPCM Services Supply Agreement, dated as of June 8, 2005, that certain Second Change Order to EPCM Services Supply Agreement, dated as of July 21, 2005, that certain Third Change Order to EPCM Services Supply Agreement, dated as of December 2, 2005, that certain Fourth Change Order to EPCM Services Supply Agreement, and that certain Fifth Change Order to EPCM Services Supply Agreement, dated as of June 14, 2006.

“Equity Interests” means Shares of any Shareholder in MSC or any of its Subsidiaries, and interests in such Shares, including voting and dividend rights, Preemptive Rights, and interests in respect of capital, and corporate funds of any kind, purpose, or denomination, such as reserve, revaluation, credit, profit, and dividend funds, whether accumulated or not.

“Estatutos” means the estatutos sociales of MSC, as hereafter amended, modified, supplemented, and restated in accordance with this Agreement and applicable Law.

“Exercise Period” has the meaning specified in Section 3.4(a).

“FCPA” has the meaning specified in Section 7.8.

“Fair Market Value of the Apex Interests” has the meaning specified in Section 6.3(d).

“Fair Market Value of the Sumitomo Interests” has the meaning specified in Section 6.3(d).

“Fifty-Fifty Control” has the meaning specified in Section 2.2(c)(i).

“Fifty-Fifty Date” has the meaning specified in Section 2.2(c)(i).

“Filing” means any written registration, declaration, application, or filing.

“Final Feasibility Study” has the meaning specified in Section 7.9(d).

“Finance and Operating Committee” has the meaning specified in Section 2.7(a).

“Finance and Operating Committee Chairman” has the meaning specified in Section 2.7(a).

“Financial Resources” means, from time to time, all cash and cash equivalent balances standing on MSC’s accounts and the proceeds of any third-party financing (available for drawing by MSC).

“Financing Documents” means:

(a)           that certain Loan Agreement, dated December 1, 2005, among MSC, certain lenders named therein, and BNP Paribas, as administrative agent;

(b)           that certain Loan Agreement, dated December 1, 2005, between MSC and Corporación Andina de Fomento;

(c)           the Common Security Agreement;

(d)           that certain Sponsor Pledge and Agreement, dated as of December 1, 2005, between Apex and JPMorgan Chase Bank, N.A., as collateral agent (as amended by the Omnibus Amendment Agreement);

(e)           that certain Transfer Restrictions Agreement, dated as of December 1, 2005, among Apex, Apex Luxembourg, Apex Sweden, Old Metals, BNP Paribas, as administrative agent, and JPMorgan Chase Bank, N.A., as collateral agent (as amended by Amendment No. 1 to the Transfer Restrictions Agreement, dated as of May 2, 2006 and as further amended by the Omnibus Amendment Agreement);

(f)            that certain Completion Agreement, dated as of December 1, 2005, among Apex, Barclays Capital, BNP Paribas, and JPMorgan Chase Bank, N.A. (as amended by the Omnibus Amendment Agreement);

(g)           that certain ISDA Master Agreement (together with the Schedule and the Credit Support Annex thereto), dated as of March 16, 2005 (as amended by that certain Amendment No. 1 to Master Agreement, dated as of June 16, 2005, and as further amended by that certain Amendment and Restatement of the Schedule to Master Agreement, dated as of December 1, 2005), between BNP Paribas and Old Metals, as novated by the Metals Hedge Novation Agreements related thereto and as further amended by that certain Schedule to Master Agreement, dated on or about the date hereof, between BNP Paribas and New Cayman;

(h)           that certain ISDA Master Agreement (together with the Schedule and the Credit Support Annex thereto), dated as of September 4,1998 (as amended by that certain Amendment, dated February 18, 2005, as further amended by that certain Amendment No. 2, dated as of June 16, 2005, and as further amended by that certain Amendment and Restatement of the Schedule to Master Agreement, dated as of December 1, 2005), between Barclays Bank PLC and Old Metals, as novated by the Metals Hedge Novation Agreements related thereto and as further amended by that certain Schedule to Master

Agreement, dated on or about the date hereof, between Barclays Bank PLC and New Cayman;

(i)            the Security Documents, including the Bolivian Security Documents (in each case, as defined in the Common Security Agreement);

(j)            the Omnibus Amendment Agreement;

(k)           that certain Pledge Agreement, dated on or about the date hereof, by Apex Luxembourg in favor of JPMorgan Chase Bank, N.A. (regarding shares of New Cayman);

(l)            that certain Pledge Agreement, dated on or about the date hereof, by Apex Sweden in favor of JPMorgan Chase Bank, N.A. (New York law pledge regarding quotas of New Metals);

(m)          that certain Pledge Agreement, dated on or about the date hereof, by Apex Sweden in favor of JPMorgan Chase Bank, N.A. (Swiss law pledge regarding quotas of New Metals);

(n)           that certain Pledge Agreement, dated on or about the date hereof, by New Sweden 2 in favor of JPMorgan Chase Bank, N.A. (Swiss law pledge regarding quotas of New Metals);

(o)           that certain Pledge Agreement, dated on or about the date hereof, by New Sweden 2 in favor of JPMorgan Chase Bank, N.A. (New York law pledge regarding quotas of New Metals);

(p)           that certain Apex Silver Finance Cross-Guarantee and Security Agreement, dated on or about the date hereof, between New Cayman and JPMorgan Chase Bank, N.A.;

(q)           that certain Sumitomo Pledge and Guarantee Agreement, dated on or about the date hereof, between Sumitomo and JPMorgan Chase Bank, N.A.;

(r)            that certain Sumitomo Transfer Restrictions Agreement, dated on or about the date hereof, among Sumitomo, New Sweden 1, New Sweden 2, BNP Paribas, and JPMorgan Chase Bank, N.A.;

(s)           the Sumitomo Completion Agreement; and

(t)            any related notes, guarantees, collateral documents, instruments, and agreements executed in connection with the foregoing;

in each case of clauses (a) through (v) of this definition with respect to any such agreement, schedule, note, guarantee, document, or instrument to which MSC, New Metals, or New Cayman is not a party, as such agreement, schedule, note, guarantee, document, or instrument is last in effect on the date hereof.

“GAAP” means generally accepted accounting principles as used in the United States of America.

“General Shareholders Meeting” means a meeting of the shareholders of MSC, held in accordance with the Estatutos and Bolivian Law, which may be a regular meeting or an extraordinary meeting.

“Governing Documents” means the estatutos sociales, escritura de constitución social, articles or certificate of incorporation or formation or association, general or limited partnership agreement, limited liability company or operating agreement, bylaws, or other incorporation or governing documents of any Entity.

“Government Approvals” means any authorization, consent, approval, License, lease, ruling, permit, tariff, rate, certification, exemption, Filing, variance, claim, Judgment, decree, sanction, or publication of, by or with, any notice to, any declaration of or with, or any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means any domestic or foreign national, regional, or local, court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Hedge Instrument” means (a) any currency swap agreement, option contract, future contract, option on futures contract, spot or forward contract, or other agreements to purchase or sell currency or any other arrangement entered into by a Person to hedge such Person’s exposure or to speculate on movements in rates of exchange of currencies; (b) any interest rate swap, option contract, futures contract, options on futures contract, cap, floor, collar, or any other similar hedging arrangements entered into by a Person to hedge such Person’s exposure to or to speculate on movements in interest rates; (c) Commodity Hedge Instrument; and (d) any other derivative transaction or hedging arrangement of any type or nature whatsoever that is the subject at any time of trading in the over-the-counter derivatives market.

“Implied Equity of MSC” has the meaning specified in Section 4.4(a)(v).

“Indebtedness” means, without duplication, (a) all obligations created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); (b) all obligations to pay the deferred purchase price or acquisition price of property or services (other than accrued expenses and trade accounts payable incurred in the ordinary course of business that are not more than 90 days past due); (c) all obligations to pay money evidenced by a note, bond, debenture, or similar instrument; (d) the principal amount of all obligations under or in respect of leases capitalized in accordance with generally accepted accounting principles as used in the U.S.; (e) all reimbursement obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions; (f) all payment obligations under any Hedge Instrument to the extent constituting a liability under generally accepted accounting principles as used in the

U.S.; and (g) all obligations of another Person of the type listed in clauses (a) through (f) of this definition, payment of which is guaranteed by or secured by Liens on the property of such Person (with respect to Liens, to the extent of the value of property pledged pursuant to such Liens if less than the amount of such obligations).

“Independent Investment Banker” has the meaning specified in Section 6.3(d).

“Indirect Interests” means the Apex Indirect Interests or the Sumitomo Indirect Interests, as applicable.

“Initial Offered Terms” has the meaning specified in Section 5.4(a).

“Interestholder” means each of the Apex Interestholders and the Sumitomo Interestholders.

“Interestholder Group” means either the Apex Interestholders or the Sumitomo Interestholders.

“Interest Ratio” means, with respect to any Interestholder, the number of Shares held by such Interestholder, from time to time, expressed as a percentage of the total number of Shares issued and outstanding at that time; provided, however, that the total of all Interest Ratios shall always equal 100%.  As of the date hereof, the Interest Ratio of the Apex Shareholders is 65% and the Interest Ratio of New Sweden 1 is 35%.

“Interests” means (i) all Equity Interests, (ii) the MSC Subordinated Debt, and (iii) all Indebtedness of MSC or any of its Subsidiaries in the form of Consolidated Loans, Shareholder Loans, Supplemental Loans, or Defaulting MSC Loans.

“Judgment” means any judgment, writ, order, decree, injunction, award, restraining order, or ruling of or by any court, judge, justice, arbitrator, or magistrate, including any bankruptcy court or judge, and any writ, order, decree, or ruling of or by any Governmental Authority.

“Law” means any national, regional, or local, or any foreign, statute, law, code, ordinance, rule, regulation, resolution, Judgment, regulatory agreement with a Governmental Authority, or general principle of common or civil law or equity.

“Lease Agreement” has the meaning specified in Section 7.9(d).

“LIBOR” means the London interbank offered rate of major banks for six-month Dollar deposits that appears on page 3750 of the Dow Jones Telerate Service (or on any successor or substitute page of such service or any successor to or substitute for such service or similar service, if such service is no longer available) at approximately 11:00 a.m., London, England time on any date of determination therefor.

“Licenses” means all franchises, concessions, licenses, permits, authorizations, certificates, variances, exemptions, consents, leases, rights of way, easements, instruments, orders, and approvals issued by or pending with any Governmental Authority.

“Lien” means any (a) security agreement, conditional sale agreement, or other title retention agreement; (b) lease, consignment, or bailment given for security purposes; and (c) lien, charge, restrictive agreement, prohibition against transfer, mortgage, pledge, legal privilege, option, encumbrance, adverse interest, security interest, claim, attachment, exception to or defect in title, or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases, and Licenses granted to other Persons) of any kind, but excluding any of the foregoing created or imposed by or pursuant to this Agreement or any other Transaction Document.

“Loan” has the meaning specified in Section 2.3(a)(viii).

“Loan Alternative Funding” has the meaning specified in Section 4.4(a)(iii)(C).

“Majority Shareholder Group” means, as of any date of determination, the Shareholder Group that is entitled to nominate a majority of the Directors.

“Mandatory Metals Hedge Agreements” means any Hedge Instrument required under the Financing Documents.

“Material Project Document” means the Contracts listed on Schedule B to the Purchase and Sale Agreement and each other Contract to which MSC is or becomes a party or by which MSC’s assets are or are to be bound, which has a term of more than one year and has payments due to or from MSC thereunder in excess of US$10,000,000.00.

“MSC” has the meaning specified in the preamble.

“MSC Confidential Information” has the meaning specified in Section 7.6.

“MSC Management Agreement” means that certain Amended and Restated Management and Services Agreement, dated as of the date hereof, between MSC and Service Company.

“MSC Subordinated Debt” means the Apex Sweden MSC Subordinated Debt and the New Sweden 1 MSC Subordinated Debt.

“Metals Hedge Novation Agreements” means

(a)           that certain Novation Agreement, dated on or about the date hereof, among BNP Paribas, Old Metals, as transferor, and Apex Luxembourg, as transferee, concerning that certain ISDA Master Agreement (together with the Schedule and the Credit Support Annex thereto), dated as of March 16, 2005 (as amended by that certain Amendment No. 1 to Master Agreement, dated as of June 16, 2005, and as further amended by that certain Amendment and Restatement of the Schedule to Master Agreement, dated as of December 1, 2005), between BNP Paribas and Old Metals;

(b)           that certain Novation Agreement, dated on or about the date hereof, among BNP Paribas, Apex Luxembourg, as transferor, and New Cayman, as transferee, concerning that certain ISDA Master Agreement (together with the Schedule and the Credit Support Annex thereto), dated as of March 16, 2005 (as amended by that certain Amendment No. 1 to Master Agreement, dated as of June 16, 2005, and as further amended by that certain Amendment and Restatement of the Schedule to Master Agreement, dated as of December 1, 2005), between BNP Paribas and Old Metals, as novated by that certain Novation Agreement specified in clause (a) of this definition and as further amended by that certain Schedule to Master Agreement, dated on or about the date hereof, between BNP Paribas and New Cayman;

(c)           that certain Novation Agreement, dated on or about the date hereof, among Barclays Bank PLC, Old Metals, as transferor, and Apex Luxembourg, as transferee, concerning that certain ISDA Master Agreement (together with the Schedule and the Credit Support Annex thereto), dated as of September 4, 1998 (as amended by that certain Amendment, dated February 18, 2005, as further amended by that certain Amendment No. 2, dated as of June 16, 2005, and as further amended by that certain Amendment and Restatement of the Schedule to Master Agreement, dated as of December 1, 2005), between Barclays Bank PLC and Old Metals; and

(d)           that certain Novation Agreement, dated on or about the date hereof, among among Barclays Bank PLC, Apex Luxembourg, as transferor, and New Cayman, as transferee, concerning that certain ISDA Master Agreement (together with the Schedule and the Credit Support Annex thereto), dated as of September 4, 1998 (as amended by that certain Amendment, dated February 18, 2005, as further amended by that certain Amendment No. 2, dated as of June 16, 2005, and as further amended by that certain Amendment and Restatement of the Schedule to Master Agreement, dated as of December 1, 2005), between Barclays Bank PLC and Old Metals, as novated by that certain Novation Agreement specified in clause (c) of this definition and as further amended by that certain Schedule to Master Agreement, dated on or about the date hereof, between Barclays Bank PLC and New Cayman.

“New Cayman” means Apex Silver Finance Ltd., an exempted company limited by shares incorporated under the Laws of the Cayman Islands, British West Indies, with its registered office at the offices of Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

“New Cayman Interests” means “Interests” as defined in the New Cayman Shareholders Agreement.

“New Cayman Interest Ratio” means “Interest Ratio” as defined in the New Cayman Shareholders Agreement.

“New Cayman Shareholders Agreement” means that certain Apex Silver Finance Shareholders Agreement, dated the date hereof, by and among Apex Luxembourg, Sumitomo, and New Cayman.

“New Cayman Shareholder” means “Shareholder” as defined in the New Cayman Shareholders Agreement.

“New Cayman Shares” means “Shares” as defined in the New Cayman Shareholders Agreement.

“New Concentrate Sales Agreement” means that certain Concentrate Sales Agreement, dated on or about the date hereof, between New Metals and MSC.

“New Metals” means Apex Metals Marketing GmbH, a Gesellschaft mit beschränkter Haftung organized under the Laws of Swiss Confederation, with its seat in Zug, canton of Zug, Switzerland and with a registered address of c/o Juris Treuhand AG, Industriestrasse 47, 6304 Zug, Switzerland.

“New Metals Interests” means “Interests” as defined in the New Metals Quotaholders Agreement.

“New Metals Interest Ratio” means “Interest Ratio” as defined in the New Metals Quotaholders Agreement.

“New Metals Quotaholders Agreement” means that certain Metals Quotaholders Agreement, dated the date hereof, by and among Apex Sweden, New Sweden 2, and New Metals.

“New Metals Quotaholder” means “Quotaholder” as defined in the New Metals Quotaholders Agreement.

“New Metals Quotas” means “Quotas” as defined in the New Metals Quotaholders Agreement.

“New Shares” has the meaning specified in Section 4.4(a)(iv).

“New Sweden 1” has the meaning specified in the preamble.

“New Sweden 1 MSC Subordinated Debt” means Indebtedness of MSC to New Sweden 1 evidenced by that certain Subordinated  Promissory Note, dated as of September 25, 2006, made by MSC in favor of New Sweden 1 in the original principal amount of US$14,805,204 (the “New Sweden 1 MSC Subordinated Note”).

“New Sweden 2” means Comercial Metales Blancos AB, a privat aktiebolag organized under the Laws of the Kingdom of Sweden, with its registered office at c/o Anders Sköldberg, Ernst & Young AB, 401 82 Göteborg, Sweden.

“Non-Contributing Shareholder Group” has the meaning specified in Section 4.4(b)(iii).

“Non-Contributing Shareholder Notice” has the meaning specified in Section 4.4(b)(iii).

“Non-Defaulting Shareholder Group” has the meaning specified in Section 6.1.

“Non-Lending Shareholder Group” has the meaning specified in Section 4.4(a)(iii).

“Non-Lending Shareholder Notice” has the meaning specified in Section 4.4(a)(iii).

“Non-Offering Interestholders” has the meaning specified in Section 5.4(a).

“Non-Selling Interestholders” has the meaning specified in Section 5.3(a).

“Offer Notice” has the meaning specified in Section 5.4(a).

“Offered Terms” has the meaning specified in Section 5.3(a).

“Offering Interestholder” has the meaning specified in Section 5.4(a).

“Old Metals” means Apex Metals GmbH, a Gesellschaft mit beschränkter Haftung existing under the Laws of Switzerland, with its seat in Zug, canton of Zug, Switzerland and with a registered address of c/o Juris Treuhand AG, Industriestrasse 47, 6304 Zug, Switzerland.

“Omnibus Amendment Agreement” means that certain Omnibus Amendment Agreement, dated as of September 20, 2006, among MSC, Apex, Apex Sweden, Apex Luxembourg, Old Metals, New Cayman, New Metals, New Sweden 1, New Sweden 2, BNP Paribas, Barclays Capital, Corporación Andina de Fomento, JPMorgan Chase Bank, N.A., the senior lenders party thereto, and the hedge banks party thereto.

“Open Properties” has the meaning specified in Section 7.9(a).

“Option Agreement” means that certain Option Agreement, dated as of the date hereof, between Apex and Sumitomo.

“Parent Guarantees” means the Apex Guaranty and the Sumitomo Guaranty.

“Party” or “Parties” has the meaning specified in the preamble.

“Payment Default” has the meaning specified in Section 6.1.

“Penalty Subscription Price” has the meaning specified in Section 4.4(b)(iv)(B).

“Periodic Exploration Report” has the meaning specified in Section 7.9(d).

“Permitted Transferee” has the meaning specified in Section 5.3(d).

“Person” means any natural person or Entity.

“Pledge” means any pledge of, or any creation, incurrence, assumption, or grant of any Lien on, any Interest, whether direct or indirect.  The terms “Pledges,” “Pledging,” and “Pledged” have meanings correlative to that of Pledge.

“Port Agreement” means that certain Construction and Port Services Agreement, dated as of September 1, 2003, as amended by that certain First Amendment to the Construction and Port Services Agreement, dated as of March 31, 2005, and as further amended by that certain Second Amendment to the Construction Port Services Agreement, dated as of December 16, 2005, between MSC and Puerto de Mejillones, S.A.

“Post-Commercial Operations Contribution Notice” has the meaning specified in Section 4.3(a).

“Pre-Commercial Operations Contribution Notice” has the meaning specified in Section 4.2(b).

“Preemptive Rights” means the preferred rights that the shareholders of a sociedad anónima have, pursuant to Article 255 of the Bolivian Corporations Law, entitling them to purchase newly issued shares of such sociedad anónima in accordance with their pro rata shareholding.

“Program and Budget” means the Development Plan and the cost estimates for construction and operation of the Project included in the Development Plan, or either of them as the context requires, in each case as may be amended, restated, supplemented, replaced, or otherwise modified from time to time in accordance with ARTICLE II, ARTICLE III, and the Financing Documents, as applicable.

“Project” means the development, establishment, construction, and operation by MSC of the San Cristóbal open pit silver, zinc, and lead mine and processing facilities located in the Potosi Department, Bolivia (including any expansions or extensions thereto over time), the processing of silver, zinc, and lead ores to recover silver, zinc, and lead concentrates and related infrastructure (including rail transportation, power transmission, and port facilities), and the transportation, marketing, and sale of the products thereof and other activities reasonably ancillary thereto.

“Proposed Third-Party Buyer” has the meaning specified in Section 5.3(a).

“Prospective Transferee” has the meaning specified in Section 5.2(c).

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, by and among Apex, Sumitomo and the other parties thereto.

“Put Closing” has the meaning specified in Section 3.4(c).

“Put Closing Date” means the date of the Put Closing, if any.

“Put Interests” has the meaning specified in Section 3.4(a).

“Put Notice” has the meaning specified in Section 3.4(a).

“Put Price” has the meaning specified in Section 3.4(b).

“Put Right” has the meaning specified in Section 3.4(a).

“Qualified Contributor Group” has the meaning specified in Section 4.4(b)(iii).

“Qualified Shareholder Group” has the meaning specified in Section 4.4(a)(iii).

“Rail Transportation Agreement” means that certain Transportation Agreement, dated as of March 15, 2005, between MSC and Antofagasta Railway Company PLC.

“Reference Exchange Rate” has the meaning specified in Section 9.12(c).

“Refinancing Document” has the meaning specified in Section 6.1.

“Restatement Document” has the meaning specified in Section 6.1.

“Revenues” mean all revenues received by or on behalf of MSC and its Subsidiaries on a consolidated basis, from any source, excluding (a) capital contributions and (b) Indebtedness owed to any Person.

“Sale” means any sale, assignment, gift, exchange, or other transfer or disposition of any Interest, whether direct or indirect (including by operation of Law through a merger or consolidation, as well as any repossession, foreclosure or similar action by a creditor, but not including any Pledge).  The terms “Sell,” “Sells,” “Selling,” and “Sold” have meanings correlative to that of Sale.

“Sale Notice” has the meaning specified in Section 5.3(a).

“SCG Historical Costs” means the documented or supported aggregate costs incurred by a Designated SCG Member with respect to a Selected Open Property until (i) in the case of Section 7.9(f), the date of the acquisition referred to therein, and (ii) in the case of Section 7.9(g), the date on which a joint venture relating to such Selected Open Property has been entered into by the Designated SCG Member and a Designated Apex Member.  Such costs shall include a reasonable allocation of overhead expenses.

“Section 5.3 Offered Interests” has the meaning specified in Section 5.3(d).

“Section 5.3 Offer Period” has the meaning specified in Section 5.3(b).

“Section 5.4 Offered Interests” has the meaning specified in Section 5.4(a).

“Section 5.4 Offer Period” has the meaning specified in Section 5.4(b).

“Selected Open Property” has the meaning specified in Section 7.9(b).

“Selling Interestholder” has the meaning specified in Section 5.3(d).

“Service Company” means Apex Silver Mines Corporation, a corporation organized under the Laws of Delaware, U.S.A.

“Share” means a registered share of MSC.

“Shareholder” means each of the Apex Shareholders and the Sumitomo Shareholders.

“Shareholder Capital Contributions” has the meaning specified in Section 4.4(b)(i).

“Shareholder Capital Contribution Notice” has the meaning specified in Section 4.4(b)(i).

“Shareholder Capital Contribution Response Notice” has the meaning specified in Section 4.4(b)(ii)(B).

“Shareholder Group” means either the Apex Shareholders or the Sumitomo Shareholders.

“Shareholder Loan Notice” has the meaning specified in Section 4.4(a)(i).

“Shareholder Loan Response Notice” has the meaning specified in Section 4.4(a)(ii)(B).

“Shareholder Loans” has the meaning specified in Section 4.4(a)(i).

“Significant Matter” has the meaning specified in Section 2.3(a).

“Significant Operational Matter” has the meaning specified in Section 2.7(b).

“Sindico” means an individual appointed as a sindico by the General Shareholders Meeting of MSC pursuant to the Estatutos and the Bolivian Corporations Law to perform the administrative supervisory functions therein provided for.

“Special Purpose Interestholder” means any Entity (other than Sumitomo or Apex) (a) formed for the sole purpose of, and which conducts no other business than, holding Interests or (b) all or substantially all of the assets of which, on a consolidated basis, consist of any or all of the Interests, Indirect Interests, New Cayman Interests, New Metals Interests, or indirect interests in any thereof.

“Subordinated Management Fee” has the meaning specified in the MSC Management Agreement.

“Subscription Price” has the meaning specified in Section 4.4(b)(iv)(A).

“Subsidiary” means with respect to any Person:

(a)           a corporation a majority in voting power of whose share capital with voting power, under ordinary circumstances, to elect directors is, at the date of determination thereof, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person,

(b)           a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination thereof, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or

(c)           any Entity (other than a corporation, partnership, or limited liability company) in which such Person, a Subsidiary of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person or (ii) in the absence of such a governing body, at least a majority ownership interest.

“Sumitomo” means Sumitomo Corporation, a corporation organized under the Laws of Japan.

“Sumitomo Completion Agreement” means that certain Sumitomo Completion Agreement, dated on or about the date hereof, among Sumitomo, Barclays Capital, BNP Paribas, and JPMorgan Chase Bank, N.A.

“Sumitomo Control Group” means Sumitomo and its wholly-owned Subsidiaries.

“Sumitomo Director” means any member of the Board nominated by the Sumitomo Shareholders in accordance with Section 2.2(c) (including any alternate director therefor).

“Sumitomo Guaranty” means that certain Sumitomo Guaranty, dated as of the date hereof, made by Sumitomo in favor of Apex and the Apex Shareholders.

“Sumitomo Indirect Interests” means any equity interests in or Indebtedness of any of the Subsidiaries of Sumitomo that are Interestholders or that own, directly or indirectly, equity interests in or Indebtedness of any of the Subsidiaries of Sumitomo that are Interestholders.

“Sumitomo Interestholders” means (a) the Sumitomo Shareholders and (b) each member of the Sumitomo Control Group that (i) is or becomes the owner of Interests and (ii) is or has become a Party pursuant to the terms of this Agreement.

“Sumitomo Interests” has the meaning specified in Section 6.3(c).

“Sumitomo Member” has the meaning specified in Section 2.7(a).

“Sumitomo Shareholders” means (a) New Sweden 1 and (b) each member of the Sumitomo Control Group that (i) is or becomes the owner of Shares and (ii) is or has become a Party pursuant to the terms of this Agreement.

“Sumitomo Sindico” means any Sindico of MSC nominated by the Sumitomo Shareholders in accordance with Section 2.2(c).

“Sumitomo Sponsor Default Cure Notice” has the meaning specified in Section 6.3(a).

“Supplemental Loan” has the meaning specified in Section 4.4(a)(iii).

“Tax Authority” means any Governmental Authority with the power to impose any Tax.

“Tax” or “Taxes” means all taxes, however denominated, including any monetary adjustments, interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Tax Authority, which taxes include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, income withholding taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business or municipal license (patente municipal) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, severance taxes, production taxes, transfer taxes, workers’ compensation, governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Tonnes Processed” has the meaning specified in Section 3.4(b).

“Total Project Investment” has the meaning specified in Section 4.2(a).

“Transaction Documents” has the meaning specified in the Purchase and Sale Agreement.

“Transferee” means any Person that receives any Interest as a result of any Sale or Pledge.

“Transmission Line Agreement” means that certain Power Line Construction and Transmission Agreement, dated as of January 14, 2005, as amended by that certain First Amendment to Power Line Construction and Transmission Agreement, dated as of March 14, 2005, and as further amended by that certain Second Amendment to Power Line Construction and Transmission Agreement, dated as of August 29, 2005, among MSC, Ingelec S.A., Ingelec Transportadora de Electricidad S.A., Ingelec Electricity Transportation Investments, Corp., and San Cristóbal Transportadora de Electricidad, S.A.

“Transmission Line Loan Documents” means (a) the Transmission Line Agreement; (b) that certain Loan Agreement, dated as of April 15, 2005, between ASC Bolivia and San Cristóbal Transportadora de Electricidad, S.A.; (c) that certain Promissory Note, dated as of April 15, 2005, made by San Cristóbal Transportadora de Electricidad, S.A. in favor of ASC

Bolivia; (d) that certain Escrow Agreement and Account Pledge and Security Agreement, dated as of April 15, 2005, among San Cristóbal Transportadora de Electricidad, S.A., ASC Bolivia, and Atlantic Security Bank, Cayman Islands; (e) that certain Pledge Agreement, dated as of April 15, 2005, made by Ingelec Electricity Transportation Investments, Corp., Raúl Quiroga, and Rene Fernández in favor of ASC Bolivia; (f) that certain Pledge Agreement, dated as of April 15, 2005, made by Ingelec Transportadora de Electricidad S.A. in favor of ASC Bolivia; (g) that certain Guaranty, dated as of April 15, 2005, made by Ingelec S.A., Ingelec Transportadora de Electricidad S.A., and Ingelec Electricity Transportation Investments, Corp. in favor of ASC Bolivia; (h) a moveables pledge agreement to be entered into pursuant to the agreement referred to in clause (b) of this definition; and (i) any related notes, guarantees, collateral documents, instruments, and agreements executed in connection therewith, in each case of (a) through (h), as such agreements, note, guaranty, and related notes, guarantees, collateral documents, instruments, and agreements may be amended, restated, supplemented, novated,  renewed, extended, refunded, refinanced, replaced, or otherwise modified from time to time.

“U.S.” or “U.S.A.” means the United States of America.

“US$” means Dollars.

“Vice Chairman” has the meaning specified in Section 2.2(d).

ARTICLE II
MANAGEMENT OF MSC

Section 2.1             Shareholders Meetings.

(a)           Authority.  The General Shareholders Meeting of MSC is the supreme governing body of MSC.  General Shareholders Meetings can be regular (ordinaria) or extraordinary (extraordinaria).  An annual regular General Shareholders Meeting shall be held at least once each year within three months after the end of each fiscal year, in accordance with the Estatutos, and regular and extraordinary General Shareholders Meetings may be held at any time in accordance with the provisions of this Section 2.1, in order to decide any matter that according to Bolivian Law or the Estatutos may be decided by the General Shareholders Meeting.

(b)           Convocation.  General Shareholders Meetings shall be called by the Board.  The Board shall call (i) regular General Shareholders Meetings, on the dates determined by the Board; (ii) extraordinary General Shareholders Meetings, if the Board determines that the interests of MSC so require, on the dates determined by the Board; and (iii) regular or extraordinary General Shareholders Meetings, as applicable, upon the written request (which request shall indicate the items that such holders desire to have discussed and voted on at such General Shareholders Meeting) of one or more holders of record of at least 20% of the Shares issued, outstanding, and entitled to vote, on the date determined by the Board.

(c)           Notice.  Once a General Shareholders Meeting has been called, notice of the nature of the General Shareholders Meeting, the place, date, and time thereof, and an agenda (and for an extraordinary General Shareholders Meeting, a brief description of the items to be discussed and voted on thereat) shall be delivered to each Shareholder in accordance with Section 9.6 at least 30 days and no more than 90 days prior to such meeting, and such notice, agenda, and the requirements for participation shall be published in a nationwide newspaper in Bolivia on three discontinuous days with the last publication being made at least five and no more than 30 days before such meeting as required by applicable Law; provided, however, that the Shareholders may waive any such notice if all Shareholders are present or duly represented at such meeting as provided by the Bolivian Corporations Law, and any Shareholder’s presence or due representation at such General Shareholders Meeting shall be deemed a waiver thereof.

(d)           Quorum.

(i)                                     Regular (Ordinaria) General Shareholders Meetings.  Holders of at least a majority of Shares issued, outstanding, and entitled to vote, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, shall constitute a quorum to hold a meeting for all purposes of any regular General Shareholders Meeting; provided, however, that, except as set forth in Section 2.3(a), with respect to any matter that cannot be approved without the affirmative vote of the holder or holders of Shares representing a higher voting percentage, such holder or holders of Shares issued, outstanding, and entitled to vote representing at least such higher voting percentage, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, shall be required to constitute a quorum for purposes of voting on such matter.  If the absence of one or more such holders at such General Shareholders Meeting prevents the establishment of a quorum (including with respect to any particular matter), then (A) the individual (which individual shall be the Chairman) presiding at such General Shareholders Meeting shall adjourn such General Shareholders Meeting (unless such lack of quorum relates only to a particular matter, in which case the General Shareholders Meeting may proceed as to the other matters and thereafter shall be adjourned only with respect to such matter), and (B) the Board shall call for such General Shareholders Meeting to be reconvened on a date of its choosing, which date shall be no earlier than 10 days nor later than 30 days following the date for which such General Shareholders Meeting was originally called.  Notice of such reconvened General Shareholders Meeting shall be published in a nationwide newspaper in Bolivia on two days with the last publication being made at least three and no more than 30 days before such meeting as required by applicable Law, and may be waived in accordance with Section 2.1(c).  Subject to the proviso at the end of the first sentence of this Section 2.1(d)(i), at such reconvened General Shareholders Meeting, holders of one-third or more of Shares issued, outstanding, and entitled to vote, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, shall constitute a quorum to hold such reconvened General Shareholders Meeting and the individual presiding at such General Shareholders Meeting shall be appointed by the affirmative vote required to approve any action of any reconvened General Shareholders Meeting set forth in Section 2.1(e).

(ii)                                  Extraordinary (Extraordinaria) General Shareholders Meetings.  Holders of two-thirds or more of Shares issued, outstanding, and entitled to vote, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, shall constitute a quorum to hold a meeting for all purposes of any extraordinary General Shareholders Meeting; provided, however, that, except as set forth in Section 2.3(a), with respect to any matter that cannot be approved without the affirmative vote of the holder or holders of Shares representing a higher voting percentage, such holder or holders of Shares issued, outstanding, and entitled to vote representing at least such higher voting percentage, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, shall be required to constitute a quorum for purposes of voting on such matter.  If the absence of one or more such holders at such General Shareholders Meeting prevents the establishment of a quorum (including with respect to any particular matter), then (A) the individual (which individual shall be the Chairman) presiding at such General Shareholders Meeting shall adjourn such General Shareholders Meeting (unless such lack of quorum relates only to a particular matter, in which case the General Shareholders Meeting may proceed as to the other matters and thereafter shall be adjourned only with respect to such matter), and (B) the Board shall call for such General Shareholders Meeting to be reconvened on a date of its choosing, which date shall be no earlier than 10 days nor later than 30 days following the date for which such General Shareholders Meeting was originally called.  Notice of such reconvened General Shareholders Meeting shall be published in a nationwide newspaper in Bolivia on two days with the last publication being made at least three and no more than 30 days before such meeting as required by applicable Law, and can be waived in accordance with Section 2.1(c).  Subject to the proviso at the end of the first sentence of this Section 2.1(d)(ii), at such reconvened General Shareholders Meeting, holders of one-third or more of Shares issued, outstanding, and entitled to vote, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, shall constitute a quorum to hold such reconvened General Shareholders Meeting and the individual presiding at such General Shareholders Meeting shall be appointed by the affirmative vote required to approve any action of any reconvened General Shareholders Meeting set forth in Section 2.1(e).

(e)           Voting.  Subject to Section 2.3, and except when a higher voting percentage is required under Bolivian Law, the affirmative vote by the holders of a majority of Shares issued, outstanding, and entitled to vote, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, at a General Shareholders Meeting where a quorum is present and acting throughout the time such vote is taken shall be required to approve any action of the General Shareholders Meeting; provided, however, that at any reconvened General Shareholders Meeting described in Section 2.1(d), the affirmative vote by the holders of a majority of Shares in attendance thereat, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, shall be required to approve any action of the General Shareholders Meeting, subject to Section 2.3, and except when a higher voting percentage is required under Bolivian Law.

(f)            Conflict of Interest.  No Shareholder shall be disqualified from voting on or signing a written resolution with respect to any matter, including the approval of any proposed Contract, solely because that Shareholder or an Affiliate of that Shareholder or any officer or director of that Shareholder or of any Affiliate of that Shareholder is interested or has a material interest in that matter.

Section 2.2             Board; Sindicos.

(a)           Authority; Composition of the Board.  Subject to Section 2.3, and except for those powers granted by Bolivian Law or the Estatutos to the holders of Shares, acting through a General Shareholders Meeting, the direction and management of MSC is vested in the Board.  The Board shall initially consist of three Directors but not more than twelve, with one or more alternate directors for each Director, which Directors and alternate directors shall be nominated and elected in accordance with Section 2.2(c).  As approved by the General Shareholders Meeting (or as otherwise required pursuant to Section 2.2(c) in the event each Shareholder Group’s Interest Ratio equals 50%), the Board may consist of more than three Directors, with one or more alternate directors for each Director, which Directors and alternate directors shall be nominated and elected in accordance with Section 2.2(c).  Each Director (and any alternate director therefor) shall hold office until the annual regular General Shareholders Meeting following his or her election and until his or her successor is elected or until his or her earlier removal, resignation, death, or disability.  Each alternate director shall be entitled to participate in all meetings of the Board with a right to speak, but shall be entitled to vote in such meetings only in case of the applicable Director’s absence or temporary impediment, in which case such alternate director may replace such Director and vote in such Director’s stead.

(b)           Sindicos.  MSC shall have two Sindicos.  Each Sindico shall have the powers and authority granted by Bolivian Law or the Estatutos to Sindico and shall hold office until the annual regular General Shareholders Meeting following his or her election and until his or her successor is elected or until his or her earlier removal, resignation, death, or disability.  In accordance with article 62 of the Estatutos, the Sindicos shall exercise permanent and full controlling functions regarding MSC’s operations and books, without interfering with the administrative affairs of MSC. At each annual regular General Shareholders Meeting, the Sindicos shall present a detailed report on the annual memory (memoria) of the Board including the balance sheet, accounts, and results of MSC for the previous fiscal year and such other information as the Sindicos deem appropriate for review by the Shareholders.  At each regular and extraordinary General Shareholders Meeting, the Sindicos shall present a report addressing each of the points contemplated in the notice of such meeting.  The Sindicos shall also attend Board meetings and shall have the right to speak but may not vote.  The two Sindicos shall become a controlling committee and shall hold mandatory meetings at least once each year and at any time one of its members so requests.  The Sindicos shall verify compliance with the requirements under applicable Law and provisions of the Governing Documents of MSC for calling meetings and recording agreements.  If the Board shall fail to call any regular or extraordinary General Shareholders Meeting that it is required to call, the Sindicos may call such General Shareholders Meeting.  The Sindicos, as they deem advisable, may also call any extraordinary General Shareholders Meeting.  The Sindicos also shall supervise MSC’s liquidation when and if that has been resolved by the General Shareholders Meeting.

(c)           Nomination, Election, and Removal of Directors and Sindicos; Vacancies.  Except as provided in Section 2.2(a), Section 2.2(c)(v), and Section 2.2(c)(vi), the Directors, alternate directors, and Sindicos shall be nominated, elected, and removed and vacancies in the office of Director, alternate director, and Sindico shall be filled as follows:

(i)                                     Nomination.  In the event, and for so long as, the Board consists of three Directors (and one or more alternate directors for each such Director), the Apex Shareholders shall be entitled to nominate two Directors (and one or more alternate directors for each such Director), and the Sumitomo Shareholders shall be entitled to nominate one Director (and one or more alternate directors for such Director); provided, however, that, in the event, and for so long as, the aggregate Interest Ratio of the Sumitomo Shareholders exceeds 50%, (A) the Sumitomo Shareholders shall be entitled to nominate two Directors (and one or more alternate directors for each such Director), (B) the Apex Shareholders shall be entitled to nominate one Director (and one or more alternate directors for such Director), (C) notwithstanding Section 2.2(d), each of the then-elected Chairman and Vice Chairman shall be replaced by one of the Sumitomo Directors, one of the Sumitomo

Directors shall thereafter be elected as Chairman and one of the Sumitomo Directors shall thereafter be elected as Vice Chairman, and (D) the Shareholders shall take such actions as are necessary to remove, nominate, and elect any Director (and any alternate director therefor), as applicable to implement the provisions of clauses (A), (B), and (C) of this proviso.

In the event, and for so long as, the aggregate Interest Ratio of the Sumitomo Shareholders equals 50% and the aggregate Interest Ratio of the Apex Shareholders equals 50% (“Fifty-Fifty Control,” and the date of such occurrence, the “Fifty-Fifty Date”), (A) the Board shall consist of at least four, or a greater even number of, Directors, (B) the Sumitomo Shareholders shall be entitled to nominate 50% of the total number of the Directors (and one or more alternate directors for each such Director), (C) the Apex Shareholders shall be entitled to nominate 50% of the total number of the Directors (and one or more alternate directors for each such Director), (D) notwithstanding Section 2.2(d), each of the then-elected Chairman and Vice Chairman shall be replaced by one of the Sumitomo Directors who shall serve until the first anniversary of the Fifty-Fifty Date (thereafter, Chairmen and Vice Chairmen shall serve one-year terms with the right to appoint the Chairman and Vice Chairman alternating between the Sumitomo Shareholders and the Apex Shareholders; provided, that the Apex Shareholders shall appoint the Chairman and Vice Chairman for the year following the first anniversary of the Fifty-Fifty Date), and (E) the Shareholders shall take such actions as are necessary to remove, nominate, and elect any Director (and any alternate director therefor), as applicable to implement the foregoing provisions.

Except in the circumstance described in the immediately preceding paragraphs, in the event, and for so long as, the Board consists of more than three directors as approved by a General Shareholders Meeting in accordance with Section 2.2(a), (A) the Sumitomo Shareholders shall be entitled to nominate (1) a number of Directors equal to the product of (I) the total number of Directors multiplied by (II) the aggregate Interest Ratio of the Sumitomo Shareholders, with such product being rounded down to the nearest whole number; provided, however, that such number of Directors nominated by the Sumitomo Shareholders shall not be less than one except pursuant to Section 2.2(c)(v); and (2) one or more alternate directors for each such Director, and (B) the Apex Shareholders shall be entitled to nominate (1) a number of Directors equal to the product of (I) the total number of Directors multiplied by (II) the aggregate Interest Ratio of the Apex Shareholders, with such product being rounded down to the nearest whole number; provided, however, that such number of Directors nominated by the Apex Shareholders shall not be less than one except pursuant to Section 2.2(c)(vi); provided, further, that if, solely as a result of the rounding down described in the preceding clauses (A) and (B), one of the Directors to be nominated to the Board (as approved by a General Shareholders Meeting in accordance with Section 2.2(a)) is not nominated, then such Director shall be nominated by the Shareholder Group that has an aggregate Interest Ratio in excess of 50%.

At each regular General Shareholders Meeting called to elect Directors, alternate directors, or Sindicos, the Directors, alternate directors, and Sindicos, as applicable, shall be nominated in accordance with this Section 2.2(c)(i), the Estatutos, and the Bolivian Corporations Law.

The Apex Shareholders’ initial nominees to serve as the Apex Directors and their respective alternate directors are as follows:

Director	Alternate Directors
Jeffrey Clevenger	Alan Edwards Jerry Danni
Gerald J. Malys	Robert Vogels Marcel F. DeGuire

The Sumitomo Shareholders’ initial nominees to serve as the Sumitomo Director and his alternate directors are as follows:

Director	Alternate Directors
Mitsuhiko Yamada	Akira Takeuchi Koji Nakamura

The Apex Shareholders shall be entitled to nominate one Sindico and the Sumitomo Shareholders shall be entitled to nominate one Sindico.  The Apex Shareholders’ initial nominee to serve as the Apex Sindico is Eduardo R. Quintanilla B.  The Sumitomo Shareholders’ initial nominee to serve as the Sumitomo Sindico is Fernando Aguirre B.

(ii)                                  Election.  Promptly following the execution and delivery of this Agreement, an extraordinary General Shareholders Meeting shall be held for the purpose of, among other things, amending and restating the Estatutos in the form attached hereto as Exhibit A.  On the same date, a regular General Shareholders Meeting shall be held for the purpose of, among other things, (A) electing the Directors and their alternate directors and (B) electing the

Sindicos.  At such extraordinary General Shareholders Meeting, and at each regular General Shareholders Meeting thereafter called to elect Directors, alternate directors, or Sindicos, the Directors, alternate directors, and Sindicos, as applicable, shall be elected in accordance with the Estatutos and the Bolivian Corporations Law, and all Shareholders shall vote their respective Shares in favor of all of the Directors, their alternate directors, and Sindicos nominated in accordance with Section 2.2(c)(i).

(iii)                               Removal.  The Apex Shareholders shall have the right to remove any or all of the Apex Directors, any alternate director therefor, and the Apex Sindico at any time with or without cause and no Apex Director, alternate director therefor, or Apex Sindico may be removed without the consent of the Apex Shareholders.  If the Apex Shareholders notify the Sumitomo Shareholders of their desire to remove any Apex Director, any alternate director therefor, or the Apex Sindico, the Shareholders promptly shall do all things necessary pursuant to Bolivian Law and the Estatutos to remove such Apex Director, alternate director, or Apex Sindico, as applicable, and vote their respective Shares in favor of such removal.  The Sumitomo Shareholders shall have the right to remove any or all of the Sumitomo Directors, any alternate director therefor, and the Sumitomo Sindico at any time with or without cause and no Sumitomo Director, any alternate director therefor, or Sumitomo Sindico may be removed without the consent of the Sumitomo Shareholders.  If the Sumitomo Shareholders notify the Apex Shareholders of their desire to remove any Sumitomo Director, any alternate director therefor, or the Sumitomo Sindico, the Shareholders promptly shall do all things necessary pursuant to Bolivian Law and the Estatutos to remove such Sumitomo Director, alternative director, or Sumitomo Sindico, as applicable, and vote their respective Shares in favor of such removal.  The term of any Director, alternate director, or Sindico so removed shall immediately terminate and there shall be a vacancy or vacancies on the Board or in the office of Sindico, as applicable, to be filled as provided in Section 2.2(c)(iv).

(iv)                              Vacancies.  Whenever any vacancy has occurred on the Board or in the office of Sindico due to the removal, resignation (other than resignations pursuant to Section 2.2(c)(v) or Section 2.2(c)(vi)), death, or disability of a Director, alternate director, or Sindico, it shall be filled by a Person nominated by the Shareholder Group that nominated such Director, alternate director, or Sindico.  Such Person shall be elected by resolution of the General Shareholders Meeting at the next regular General Shareholders Meeting (which meeting may be called solely for such purpose) following the

Chairman’s receipt of the nomination from such Shareholder Group (or, if the Chairman receives the nomination during a General Shareholders Meeting, then at the meeting in which the Chairman received the nomination).  The Person so nominated and elected shall hold office until the next annual regular General Shareholders Meeting and until his or her successor is elected or until his or her earlier removal, resignation, death, or disability.

(v)                                 Changes in the Ownership of the Sumitomo Control Group.  Notwithstanding anything to the contrary in Section 2.2(c)(i), Section 2.2(c)(ii), Section 2.2(c)(iii), Section 2.2(c)(iv), and Section 2.7, if the aggregate Interest Ratio of the Sumitomo Shareholders ceases to be at least 20%, then immediately and thereafter until this Agreement is terminated:

(A)                              the Sumitomo Shareholders’ rights under this Agreement to nominate and remove any Director (and any alternate director therefor) and fill a vacancy on the Board and its rights under this Agreement to nominate and remove any Sindico and fill a vacancy in the office of Sindico shall cease;
(B)                                the Sumitomo Director(s) (and the alternate director(s) therefor) shall, and the Sumitomo Shareholders shall cause the Sumitomo Director(s) (and the alternate director(s) therefor) to, immediately resign from the Board;
(C)                                the Apex Shareholders thereupon shall be entitled to remove and appoint replacements for such resigning Director(s) (and the alternate director(s) therefor) and shall be entitled to nominate, elect, and remove any or all Directors (and an alternate director for each such Director) and fill every vacancy on the Board, without regard to this Agreement;
(D)                               the Sumitomo Sindico shall, and the Sumitomo Shareholders shall cause the Sumitomo Sindico to, immediately resign from the office of Sindico;
(E)                                 the Apex Shareholders thereupon shall be entitled to remove and appoint replacements for such resigning Sindico and shall be entitled to nominate, elect, and remove any or all Sindicos and fill every vacancy in the office of Sindico, without regard to this Agreement;
(F)                                 the Sumitomo Shareholders’ rights under this Agreement to nominate and remove any member of the Finance and

Operating Committee shall cease and any such member shall be deemed removed from the Finance and Operating Committee without any further action of the Sumitomo Shareholders; and
(G)                                the Apex Shareholders thereupon shall be entitled to remove and appoint replacements for such removed member of the Finance and Operating Committee, without regard to this Agreement.

(vi)                              Changes in the Ownership of the Apex Control Group.  Notwithstanding anything to the contrary in Section 2.2(c)(i), Section 2.2(c)(ii), Section 2.2(c)(iii), Section 2.2(c)(iv), and Section 2.7, if the aggregate Interest Ratio of the Apex Shareholders ceases to be at least 20%, then immediately and thereafter until this Agreement is terminated:

(A)                              the Apex Shareholders’ rights under this Agreement to nominate and remove any Director (and any alternate director therefor) and fill a vacancy on the Board and its rights under this Agreement to nominate and remove any Sindico and fill a vacancy in the office of Sindico shall cease;
(B)                                the Apex Director(s) (and the alternate director(s) therefor) shall, and the Apex Shareholders (as applicable) shall cause the Apex Director(s) (and the alternate director(s) therefor) to, immediately resign from the Board;
(C)                                the Sumitomo Shareholders thereupon shall be entitled to remove and appoint replacements for such resigning Director(s) (and the alternate director(s) therefor) and shall be entitled to nominate, elect, and remove any or all Directors (and an alternate director for each such Director) and fill every vacancy on the Board, without regard to this Agreement;
(D)                               the Apex Sindico shall, and the Apex Shareholders shall cause the Apex Sindico to, immediately resign from the office of Sindico;
(E)                                 the Sumitomo Shareholders thereupon shall be entitled to remove and appoint replacements for such resigning Sindico and shall be entitled to nominate, elect, and remove any or all Sindicos and fill every vacancy in the office of Sindico, without regard to this Agreement;

(F)                                 the Apex Shareholders’ rights under this Agreement to nominate and remove any member of the Finance and Operating Committee shall cease and any such member shall be deemed removed from the Finance and Operating Committee without any further action of the Apex Shareholders; and
(G)                                the Sumitomo Shareholders thereupon shall be entitled to remove and appoint replacements for such removed member of the Finance and Operating Committee, without regard to this Agreement.

(d)           Chairman.  Subject to Section 2.2(c)(i), the Directors shall elect annually one of the Apex Directors to serve as Chairman (presidente) of the Board (the “Chairman”), whose term and duties shall be as determined by the Board.  In addition, subject to Section 2.2(c)(i), the Directors shall elect annually (i) one of the Apex Directors to serve as Vice Chairman (vicepresidente) of the Board (the “Vice Chairman”), to substitute for the Chairman in the event of absence, impediment or death of the Chairman; and (ii) a Secretary of the Board, who shall be responsible for preparing all resolutions of the General Shareholders Meeting and the Board, sending and delivering all notices, managing the correspondence with respect to all matters delegated thereto, issuing evidentiary documents (constancias) and certifications, verifying the resolutions and maintaining the books of MSC, and exercising all other powers and obligations provided by this Agreement and the Estatutos or required by the Board.

(e)           Board Meetings; Notice.  Regular meetings of the Board shall be held at least once every six months, at such times and places as the Board determines; provided, however, that no Board meeting shall be held in a place other than a location reasonably convenient to all Directors in any of Denver, Colorado, U.S.A., New York, New York, U.S.A. and La Paz, Bolivia, unless all the Directors shall have agreed in advance to the holding of such meeting in such other place.  As promptly as practicable following the execution and delivery of this Agreement, a regular meeting of the Board shall be held for the purpose of, among other things, determining the times and places for the remaining regular meetings of the Board during the current calendar year.  Special meetings of the Board (i) may be called by the Chairman on his or her own initiative, (ii) shall be called by the Chairman with reasonable promptness after he or she receives a written request therefor from any Director, and (iii) may be called by any Director if (A) due to death, disability, resignation, removal, or any other reason, there is no Chairman then acting, or (B) the Chairman fails to call a meeting as required by the preceding clause (ii).  In connection with all regular meetings of the Board and all special meetings of the Board properly called in accordance with the preceding sentence, notice of the place and time thereof and a brief description of the items to be discussed and voted on thereat (which description shall, in the case of regular meetings, include any item that any Director requests in writing as long as (1) such written request is delivered to all other Directors within a reasonable time before such notice is sent and (2) such request relates to an issue customarily addressed by boards of directors of sociedades anónimas in Bolivia) shall be delivered to all Directors and alternate directors by certified letter, and by facsimile or email, at least seven Business Days prior to the date such meeting is to be held; provided, however, that the Directors may, by attendance at such meeting of all the Directors then in office (including alternate directors for any absent Directors), forego or waive such notice, and any Director’s attendance (or, if any Director is absent, the respective alternate director’s attendance) at such meeting shall be deemed a waiver thereof; and provided, further, however, that the validity of any action taken by the Board shall not be affected by whether the notice of meeting or the description of the items to be discussed and voted on thereat is correct or complete.  If, in the future, the Bolivian Corporations Law permits Directors and alternate directors to participate in Board meetings through telephone conference calls, videoconferences, or any other technological means, nothing in this Agreement shall be deemed to prohibit such participation through any such means.

(f)            Quorum.  A majority of the Directors then in office (or an alternate director for any absent Director) shall constitute a quorum to hold a meeting for all purposes at any regular or special meeting of the Board; provided, however, that with respect to any matter that cannot be approved without the affirmative vote of at least one Sumitomo Director and at least one Apex Director, a majority of the Directors then in office (or an alternate director for any absent Director), including at least one Sumitomo Director (or, if absent, his or her respective alternate director) and at least one Apex Director (or, if absent, his or her respective alternate director), shall constitute a quorum for purposes of voting on such matter.  If any Director is absent from any regular or special meeting of the Board, one of his or her alternate directors shall be entitled to attend such meeting, to act in his or her stead, and to exercise all rights and powers such Director would have been entitled to exercise had he been present thereat, and for purposes of this Agreement any such alternate director shall be considered a Director for purposes of such meeting.  If the absence of one or more Directors and their alternate directors from any regular or special meeting of the Board prevents the establishment of a quorum thereat (including with respect to any particular matter), then (i) the Chairman presiding at such meeting, or, in his absence, the Vice Chairman, or, in his absence, another Director designated by a majority of the Directors in attendance to preside at such meeting, shall adjourn such meeting (unless such lack of quorum relates only to a particular matter, in which case the meeting may proceed as to the other matters and thereafter shall be adjourned only with respect to such matter), and (ii) the Chairman shall call for such meeting to be reconvened on a date chosen by a majority of the Directors then present, which date shall be no earlier than three Business Days nor later than 10 Business Days following the date for which such meeting was originally called.  Notice of such reconvened meeting shall be delivered or waived in accordance with Section 2.2(e).  At such reconvened meeting, the presence or absence of a quorum shall be determined in accordance with this Section 2.2(f) and, if the absence of one or more Directors and their alternate directors therefrom prevents the establishment of a quorum, then the procedures set forth in this Section 2.2(f) shall be repeated until such time as a meeting is reconvened and a quorum is present thereat.  If any Director and his or her alternate director fails, without cause, to attend two successive meetings of the Board, and such failures prevent the establishment of a quorum (either with respect to such meetings in general or with respect to any particular matter), then, promptly following the Party or Parties that nominated such Director and his or her alternate director receiving a written request from any other Party to remove and replace such Director and alternate director, the Shareholders promptly shall do all things necessary pursuant to Bolivian Law and the Estatutos to remove such Director and alternate director, as applicable, and vote their respective Shares in favor of such removal.  The term of any Director or alternate director so removed shall immediately terminate and there shall be a vacancy or vacancies in the Board to be filled as provided in Section 2.2(c)(iv).

(g)           Voting.  Each Director (including the alternate director for any absent Director) present at a Board meeting shall be entitled to one vote on each matter presented to the Board for a vote.  Subject to Section 2.3, and except as otherwise provided under Bolivian Law, the affirmative vote of a majority of Directors (or an alternate director for any absent Director) present at a meeting where a quorum is present and acting throughout the time such vote is taken shall be required to approve any action of the Board.

(h)           Compensation.  All Directors and alternate directors shall serve without remuneration by MSC, but shall be reimbursed by MSC for all reasonable out-of-pocket, travel, lodging, food, and incidental expenses incurred thereby in connection with their attendance at Board meetings and their other duties performed as Directors of MSC.  All Sindico shall receive compensation from MSC customary with local practice in Bolivia and shall be reimbursed by MSC for all reasonable out-of-pocket, travel, lodging, food, and incidental expenses incurred thereby in connection with their attendance at Board meetings and General Shareholder Meetings.

(i)            Conflict of Interest.  An officer of MSC or a Director who is a party to, or is a director or officer of or has a material interest in a party to a material Contract or proposed material Contract with MSC shall disclose in writing to MSC or request to have entered into the minutes of the meeting of the Board, the nature and extent of that interest.  To the extent not restricted by the Bolivian Corporations Law following that disclosure, the officer of MSC or Director may vote on the approval of any proposed material Contract or on any matter or issue arising in respect of any material Contract or proposed material Contract notwithstanding the interest of such officer or Director.

Section 2.3             Significant Matters.

(a)           To the fullest extent permitted by applicable Law and notwithstanding anything to the contrary in the Estatutos or any other Governing Document of MSC or any of its Subsidiaries, except as provided in Section 2.3(c), Section 2.4, Section 3.3, and Section 3.5, the following acts, expenditures, decisions, and obligations made or incurred by or on behalf of MSC or any of its Subsidiaries (each, a “Significant Matter”) shall require the prior approval of either (1) the Board pursuant to the affirmative vote of a majority of Directors (including alternate directors for any absent Directors) present at a meeting of the Board where a quorum is present and acting throughout the time such vote is taken, which majority shall include at least one Apex Director and one Sumitomo Director, or (2) subject to Section 2.3(b), the General Shareholders Meeting pursuant to the affirmative vote of the holder or holders of more than 75% of Shares issued, outstanding, and entitled to vote thereon in attendance thereat, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, where a quorum is present and acting throughout the time such vote is taken:

(i)                                     unless pursuant to Section 3.5(b), any operating expenditure or series of related operating expenditures by MSC or any of its Subsidiaries in any calendar year, not otherwise included in the Program and Budget for that year (without giving effect to any amendment or modification of such Program and Budget made in accordance with Section 2.3(a)(iv)), that results in an increase in operating expenditures under such Program and Budget by more than 15% for that year;

(ii)                                  unless pursuant to Section 3.5(b), any capital expenditure or series of related capital expenditures by MSC or any of its Subsidiaries in any calendar year, not otherwise included in the Program and Budget for that year (without giving effect to any amendment or modification of such Program and Budget made in accordance with Section 2.3(a)(iv)), that results in an increase in capital expenditures under such Program and Budget by more than 15% for that year;

(iii)                               any expenditure or series of expenditures relating to exploration by MSC or any of its Subsidiaries in any calendar year, not otherwise included in the Program and Budget for that year, in excess of US$1,000,000.00 in the aggregate;

(iv)                              from and after the Commercial Operations Date, the approval of (A) any Program and Budget proposed by MSC’s officers in accordance with Section 3.2 and (B) unless pursuant to Section 3.5(b), any amendment or modification to, or deviation (including a deviation otherwise permitted under any clause of this Section 2.3(a)) from, any Program and Budget for any calendar year that results in an increase in the aggregate operating and capital expenditures under the Program and Budget for that year by more than 15%;

(v)                                 any incurrence by MSC or any of its Subsidiaries of Indebtedness in any calendar year in excess of 15% of the aggregate operating and capital expenditures under the Program and Budget for that year, other than Indebtedness incurred (A) pursuant to the Financing Documents, (B) to New Metals or Service Company in respect of amounts payable by MSC under the MSC Management Agreement or the New Concentrate Sales Agreement, (C) to any member of the Apex Control Group or Sumitomo Control Group pursuant to ARTICLE IV, (D) pursuant to the then applicable

Program and Budget, (E) pursuant to the Apex Sweden MSC Subordinated Note and the New Sweden 1 MSC Subordinated Note, and (F) pursuant to the Mandatory Metals Hedge Agreements;

(vi)                              any request for, modification of the terms of, or prepayment (other than in accordance with dividend and distribution policies set forth in Section 7.7) of, Additional Funds from the Shareholders in the form of Shareholder Loans or Shareholder Capital Contributions, other than any request for Additional Funds (A) required to fund any expenditure under the then applicable Program and Budget, (B) in respect of any expenditure for which approval is not required or, if required, has been given under Section 2.3(a)(i), Section 2.3(a)(ii), Section 2.3(a)(iii), or Section 2.3(a)(iv), or (C) required to fund any expenditure permitted by Section 3.5;

(vii)                           any Sale or Pledge of all or part of MSC’s equity interests in any of its Subsidiaries, or any formation of any Subsidiary or the acquisition of any Person, which following such acquisition shall be a Subsidiary of MSC;

(viii)                        any lending of money, extending credit, or making advances to any Person by MSC or any of its Subsidiaries (each, a “Loan”), in each case other than (A) Loans for prepaid expenses, negotiable instruments held for collection, and lease, utility, workers compensation, performance, and other similar deposits and bonds made in the ordinary course of business, (B) Loans to employees, officers, and Directors made in the ordinary course of business, (C) Loans made to contractors or subcontractors in the ordinary course of business in connection with the construction of the Project, (D) accounts receivable and commercially reasonable advances to customers in the ordinary course of business and extensions of trade credit, (E) deposits at banks and other financial institutions and investments in cash equivalents, (F) one or more other Loans, all made in the ordinary course of business in connection with the operation of the Project and having an aggregate principal amount of less than US$10,000,000.00 at any time outstanding, and (G) Loans made pursuant to the then applicable Program and Budget;

(ix)                                any acquisition of any equity interest in any Entity, any acquisition of all or substantially all the assets of any Entity, or any entering into any partnership, or profit sharing agreement, or joint venture with any other Person, by MSC or any of its Subsidiaries;

(x)                                   any Sale or Pledge, in one transaction or a series of related transactions, of an asset or assets of MSC or any of its Subsidiaries

(except for equity interests in any Subsidiary of MSC) with a value in excess of US$10,000,000.00 in the aggregate in any calendar year, other than any Sale or Pledge required pursuant to the Financing Documents or in the ordinary course of business;

(xi)                                (A) any merger or consolidation of MSC or any of its Subsidiaries with or into any other Person or any merger or consolidation of any other Person with or into MSC or any of its Subsidiaries, or (B) any Sale, in one transaction or a series of related transactions, of all or substantially all of the business or assets of MSC or any of its Subsidiaries;

(xii)                             any Bankruptcy of MSC or any of its Subsidiaries;

(xiii)                          permanent cessation or suspension for more than 180 consecutive days of mining at, or the abandonment of, the Project;

(xiv)                         any modification of the dividend and other distribution policies set forth in Section 7.7 or any declaration or authorization of the payment by MSC of dividends and other distributions other than in accordance with Section 7.7;

(xv)                            any execution, delivery, or performance by MSC or any of its Subsidiaries of any Hedge Instrument (other than any Hedge Instrument that is a Mandatory Metals Hedge Agreement);

(xvi)                         except as may be required by applicable Law, any amendment of the Estatutos or any other Governing Documents of MSC or any of its Subsidiaries (including any amendment to increase or decrease the number of Directors);

(xvii)                      any making of any guaranty by, or any granting of any security interest on the property of, MSC or any of its Subsidiaries, other than (A) any guaranty or security interest in respect of any Indebtedness permitted by Section 2.3(a)(v), (B) any Pledge permitted by Section 2.3(a)(x), and (C) any guaranty or security interest required by any Material Project Document or any Contract entered into in accordance with Section 2.7(b)(iv);

(xviii)                   unless made pursuant to ARTICLE IV or ARTICLE VI and except as may be required by applicable Law, any change in the capital structure, or any increase or reduction of the authorized capital stock (or other Equity Interests), of MSC or any of its Subsidiaries, or reclassification of such stock (or other Equity Interests) including by changing the number, par value, preferences, or rights thereof, or creation of new classes of capital stock (or other Equity Interests) of MSC or any of its Subsidiaries, or any public offering of capital stock (or other Equity Interests) of MSC or any of its Subsidiaries;

(xix)                           any appointment or removal of the auditors of MSC or any of its Subsidiaries, unless such appointment is of one of the Big Four Auditing Firms or upon such removal one of the Big Four Auditing Firms will be appointed for the auditors so removed; and

(xx)                              any material change in the accounting policies or principles of MSC or any of its Subsidiaries, other than any change permitted under or required by GAAP.

(b)           Notwithstanding anything to the contrary in Section 2.3(a), if a Significant Matter has been approved by the Board in accordance with Section 2.3(a), and the Estatutos or applicable Law requires that such Significant Matter also be approved by the General Shareholders Meeting, then as long as such General Shareholders Meeting is called for that purpose within 90 days from the date on which the Board approved the Significant Matter, (i) such Board approval shall be sufficient to satisfy the requirements of Section 2.3(a), (ii) holders of at least the number of Shares issued, outstanding, and entitled to vote, whether present in person or represented by a letter (carta poder) or a notarized power of attorney, set forth in Section 2.1(d)(i) or Section 2.1(d)(ii), as applicable, shall constitute a quorum for purposes of voting on such Significant Matter, (iii) in accordance with Section 2.1(e) and unless a higher voting percentage is required under Bolivian Law, such General Shareholders Meeting may approve such Significant Matter by the affirmative vote of the holder or holders of a majority of Shares issued, outstanding, and entitled to vote thereon, and (iv) at such General Shareholders Meeting, each Shareholder shall vote its Shares in favor of such Significant Matter.

(c)           Notwithstanding anything to the contrary in Section 2.3(a), Section 2.3(b), Section 2.4, Section 2.5, or Section 2.7(b), if the aggregate Interest Ratio of either Shareholder Group ceases to constitute at least 25%, then immediately and thereafter until this Agreement is terminated:

(i)                                     Section 2.3(a), Section 2.3(b), Section 2.4, Section 2.5, and Section 2.7(b), shall terminate and cease to have any force or effect; and

(ii)                                  the Shareholders shall take all necessary action to amend the Estatutos accordingly.

Section 2.4             Deadlock on Significant Matters.

(a)           If, at each of two consecutive meetings of the Board (each, a “Deadlock Meeting”), the Apex Directors and the Sumitomo Director have opposing positions with respect to any Significant Matter, the Directors shall confer in good faith over the course of a period of 30 days following the date of the second Deadlock Meeting to resolve the matter and if, after such period, the matter on which there is disagreement has not been resolved by Board action pursuant to Section 2.3(a), a “deadlock” shall be deemed to exist.

(b)           If at any time a deadlock is deemed to exist under Section 2.4(a) with respect to a Significant Matter (other than with respect to a Significant Matter enumerated in Section 2.3(a)(iv)), MSC shall not make or incur any act, expenditure, decision, or obligation in respect of such Significant Matter and the status quo as it existed prior to such deadlock shall be preserved until such time as the Directors or the Shareholders resolve such deadlock.

(c)           If at any time a deadlock is deemed to exist with respect to a Significant Matter enumerated in Section 2.3(a)(iv), the provisions of Section 3.3 shall apply.

Section 2.5             Management.  Any officers of MSC (including the president, vice president, general manager, chief financial officer, and secretary of MSC) appointed after the date hereof shall be appointed by the Board from one or more candidates nominated by Apex, subject to the approval of the Sumitomo Director, such approval not to be unreasonably withheld.  For the avoidance of doubt, no officer of MSC on the date hereof shall have to be reappointed under this Section 2.5 to continue as an officer of MSC.  Subject to any agreements between MSC and its officers, and subject to applicable provisions of Bolivian labor Laws, the Board shall be entitled to terminate any of MSC’s officers, at any time with or without cause.  The officers shall be responsible for implementing the decisions of the Shareholders and the Board and for conducting the business and affairs of MSC, subject to the terms of this Agreement and the policies and limitations established by, and the supervision of, the Shareholders and the Board.

Section 2.6             Indemnification of Directors, Officers, and Sindicos.

(a)           MSC shall indemnify and hold harmless, to the maximum extent permitted by applicable Law, any Person who was or is a party or is threatened to be made a party to, from and against, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of MSC) by reason of the fact that the Person is or was a Director or officer of MSC, or is or was serving at the request of MSC as a director or officer of another Person, against expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the individual in connection with such action, suit, or proceeding if the individual acted lawfully and in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of MSC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the individual’s conduct was unlawful.

(b)           MSC shall indemnify each Sindico and hold each Sindico harmless, to the maximum extent permitted by applicable Law, from and against all claims, causes of action, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, fees, Taxes, and other liabilities, including reasonable attorneys’ fees (whether incurred at trial, at an appellate level, or without litigation) by whomsoever brought or caused, including any and all of the shareholders, past, present, or future, of MSC, or any

Person related to MSC, which may at any time or times be imposed upon, incurred by or asserted against such Sindico, in any way arising under or relating to such Sindico’s appointment as Sindico (including any claim, action, and the like based on an allegation of improper domicile at the time of such Sindico’s appointment or during the exercise of such Sindico’s functions) or any resolutions, actions, lack of actions, or any other performance or non performance by such Sindico as a result of such Sindico’s said condition, except to the extent of such Sindico’s gross negligence or willful misconduct.  MSC, in its own name and that of any of its parent companies, branches, Subsidiaries, Affiliates, Controlled or related Entities of any kind, hereby expressly waives and releases each Sindico from any and all claims and causes of action whatsoever that MSC may at any time or times have against such Sindico.

Section 2.7             Finance and Operating Committee.

(a)           Establishment; Appointment and Removal of Members; Finance and Operating Committee Chairman.  The Shareholders hereby establish a Finance and Operating Committee (the “Finance and Operating Committee”).  The Finance and Operating Committee shall consist of one or more members (and one or more alternate members therefor) appointed and removed by the Apex Shareholders (each, an “Apex Member”) and one or more members (and one or more alternate members therefor) appointed and removed by the Sumitomo Shareholders (each, a “Sumitomo Member”).  The chairman of the Finance and Operating Committee (the “Finance and Operating Committee Chairman”) shall be appointed and removed by the Shareholder Group that has an aggregate Interest Ratio in excess of 50% (or by the Shareholder Group having the largest aggregate Interest Ratio, if no Shareholder Group has an aggregate Interest Ratio in excess of 50%) from among the members of the Finance and Operating Committee.  Subject to the limitations contained in Section 2.7(e), the term and duties of the Finance and Operating Committee Chairman shall be as determined by the Finance and Operating Committee.

(b)           Significant Operational Matters.  To the fullest extent permitted by applicable Law and notwithstanding anything to the contrary in the Estatutos or any other Governing Document of MSC or any of its Subsidiaries, except as provided in Section 2.3(a), Section 2.3(b), Section 2.3(c), Section 2.4, Section 3.3, and Section 3.5, the following acts, expenditures, decisions, and obligations made or incurred by or on behalf of MSC or any of its Subsidiaries (each, a “Significant Operational Matter”) shall require the prior approval of at least one Apex Member and one Sumitomo Member in a writing or other instrument designated as such:

(i)                                     (A) any termination of any Material Project Document to which it is a party, any amendments thereto, or any waiver of any of its rights thereunder, except in the ordinary course of business; (B) any termination of any Financing Document to which it is a party, any material amendments thereto, or any waiver of any of its material rights thereunder; and (C) any voluntary prepayment of any Indebtedness incurred by MSC or its Subsidiaries pursuant to the Financing Documents or otherwise in an amount exceeding US$10,000,000.00, the refinancing of any such Indebtedness, or any replacement or restatement of any such document, agreement, or instrument evidencing such Indebtedness;

(ii)                                  any exercise or waiver of any “Buy-Out Rights” under the Transmission Line Agreement;

(iii)                               (A) any determination to commence legal action with respect to any litigation or arbitration matter or claim (collectively, a “Claim”) that exceeds or is reasonably likely to exceed US$10,000,000.00, or (B) any settlement of a Claim, which settlement (1) exceeds or is reasonably likely to exceed US$10,000,000.00, (2) involves any acknowledgement by MSC or any of its Subsidiaries of criminal misconduct or criminal negligence, or (3) involves any injunctive relief, in each case of clause (A) and (B) of this Section 2.7(b)(iii), except for any legal action or settlement required to comply with Law or any legal action or any settlement of any Claim in response to or as a result of an emergency;

(iv)                              any entering into any material Contract or any amendment, termination, or waiver of any of its material rights under any such Contract, (A) which Contract involves expenditures that are not contemplated by the then applicable Program and Budget or permitted by Section 2.3(a)(i), Section 2.3(a)(ii), Section 2.3(a)(iii), Section 2.3(a)(iv), Section 2.3(a)(v), or Section 3.5(b); (B) which Contract effects an amendment, termination, or waiver that is not permitted under Section 2.7(b)(i); (C) which amendment, termination, or waiver is not permitted under Section 2.7(b)(i); or (D) which Contract, amendment, or waiver is not permitted under Section 2.7(b)(v);

(v)                                 any entering into, amendment of, or waiver of any of its rights under, any Contract between MSC or any of its Subsidiaries, on the one hand, and any Shareholder or any Affiliate or Subsidiary of any Shareholder (other than MSC, New Metals, New Cayman, and their respective Subsidiaries), on the other hand, (A) involving an expenditure or the incurrence of a liability by MSC or any of its Subsidiaries exceeding US$1,000,000.00 in any one year or that are not contemplated by the then applicable Program and Budget or (B) not on arm’s length terms; and

(vi)                              any change, replacement, or termination of Service Company pursuant to, or any amendment, termination, or waiver of, the MSC Management Agreement.

(c)           Meetings.  Regular meetings of the Finance and Operating Committee shall be held at least once every calendar quarter, at such times and places as all the members of the Finance and Operating Committee determine or the Finance and Operating Committee Chairman determines if such members cannot agree; provided, however, that no meeting of the Finance and Operating Committee that is held in person shall be held in a place other than a location reasonably convenient to all the members of such committee in any of Denver, Colorado, U.S.A., New York, New York, U.S.A., and La Paz, Bolivia, unless at least one of each of the Apex Member(s) and the Sumitomo Member(s) shall have agreed in advance to the holding of such meeting in such other place.  Special meetings of the Finance and Operating Committee may be called by the Finance and Operating Committee Chairman on his or her own initiative or by any two members of the Finance and Operating Committee.  Reasonable notice shall be given by facsimile or email or telephone prior to the date such meeting is to be held.  Members of the Finance and Operating Committee and alternate members may participate in the Finance and Operating Committee’s meetings through telephone conference calls, videoconferences, or any other technological means available.  The Finance and Operating Committee Chairman shall cause minutes of such meetings to be recorded and entered into the records of MSC.

(d)           Compensation.  All members of the Finance and Operating Committee and alternate members shall serve without remuneration by MSC, but shall be reimbursed by MSC for all reasonable out-of-pocket, travel, lodging, food, and incidental expenses incurred thereby in connection with their attendance at any Finance and Operating Committee meetings.

(e)           Scope and Function.  The Finance and Operating Committee shall serve an informational and advisory function, and as such, shall have no power or authority to bind MSC or act on its behalf insofar as third parties are concerned.  Notwithstanding anything to the contrary in this ARTICLE II, if a Significant Operational Matter has been approved in writing by at least two members of the Finance and Operating Committee in accordance with Section 2.7(b), and the Estatutos or applicable Law requires that such Significant Operational Matter also be approved by the General Shareholders Meeting or the Board, then each Shareholder shall vote its Shares or, as applicable, cause any Director it nominated to vote, in favor of such Significant Operational Matter.

ARTICLE III
PROGRAM AND BUDGETS

Section 3.1             Initial Program and Budget.  The Development Plan is the initial Program and Budget and has been approved by the Board (as constituted prior to the date hereof).  The initial Program and Budget may be amended, modified, and revised from time to time subject to approval by the Board, including, if then required, approval by the Board in accordance with Section 2.3(a)(iv).

Section 3.2             Annual Program and Budget.  For each calendar year beginning from and after the calendar year in which the Commercial Operations Date falls, at least 60 days prior to the end of that year, a Program and Budget shall be prepared by MSC’s management, as directed by the Board.  Unless directed otherwise by the Board, each such proposed Program and Budget shall cover a five-year period, with the part of the Program and Budget related to the first year being substantially in the form and having substantially the same degree of detail as the Development Plan, with such changes as MSC’s management determines are then appropriate considering the stage of operation and development of the Project.  Once prepared, such proposed Program and Budget shall be delivered to each of the Directors, and the Chairman shall call a regular or special meeting of the Board in accordance with Section 2.2(e) to review, discuss, and vote on such proposed Program and Budget, which meeting shall in no event be held earlier than 15 days after the delivery of such proposed Program and Budget to the Sumitomo Director(s), if any.  During the time between the delivery of such proposed Program and Budget to the Sumitomo Director(s), if any, and the meeting of the Board referred to in the preceding sentence, (a) at the request of any Director, the Board shall hold an informal meeting (either in person or by conference telephone) to discuss such proposed Program and Budget, and (b) MSC’s management shall seek to develop revisions or clarifications to such proposed Program and Budget reflecting all reasonable requests, if any, of any Director with respect to such proposed Program and Budget.  For the avoidance of doubt, unless the Parties agree otherwise, the approval of such Program and Budget required under Section 2.3(a)(iv) shall be in respect of the first calendar year of the five-year period covered by the proposed Program and Budget.

Section 3.3             Deadlock on Proposed Program and Budgets.

(a)           If the Board fails to approve a proposed Program and Budget, including a Program and Budget required to be approved by the Board in accordance with Section 2.3(a)(iv), by the beginning of the period to which such proposed Program and Budget applies or if a deadlock is deemed to exist under Section 2.4(a) with respect to a Significant Matter enumerated in Section 2.3(a)(iv), subject to the contrary direction of the Board, including, if then required, such direction approved by the Board in accordance with Section 2.3(a)(iv), and to the receipt of necessary funds, MSC shall continue operations at levels comparable with the last adopted Program and Budget.  For purposes of determining the required contributions of the Shareholders, the last adopted Program and Budget shall be deemed extended.

(b)           If at any time a deadlock is deemed to exist under Section 2.4(a) with respect to a Significant Matter enumerated in Section 2.3(a)(iv) (but only to the extent that such Section 2.3(a)(iv) deadlock has continued with respect to the approval of any proposed Program and Budget for at least 180 days after the beginning of the period to which such proposed Program and Budget applies), then either the Apex Shareholders or the Sumitomo Shareholders, which ever constitutes the Majority Shareholder Group, as determined on the date the Deadlock Notice is delivered hereunder, shall have the right to declare such matter deadlocked by delivering a written notice declaring such matter deadlocked (a “Deadlock Notice”) to either the Sumitomo Shareholders or the Apex Shareholders, whichever does not constitute the Majority Shareholder Group as of such date of determination, and, thereafter and notwithstanding anything to the contrary in this Agreement, the approval of such proposed Program and Budget shall require the affirmative vote of a majority of Directors (or an alternate director for any absent

Director) present at a meeting of the Board where a quorum of a majority of Directors (or alternate director for any absent Director) is present and acting throughout the time such vote is taken.  If after a Deadlock Notice is delivered, such proposed Program and Budget or any subsequent Program and Budget is approved in accordance with Section 2.3(a)(iv), the deadlock under Section 2.4(a) with respect to a Significant Matter enumerated in Section 2.3(a)(iv) shall no longer be deemed to exist.

Section 3.4             Put Right.

(a)           Conditions to Exercise; Exercise Period.  If (i) the Apex Shareholders shall have delivered a Deadlock Notice to the Sumitomo Shareholders pursuant to Section 3.3(b) with respect to a proposed Program and Budget for any calendar year, (ii) such proposed Program and Budget shall have been approved by the affirmative vote of a majority of Directors (or an alternate director for any absent Director), which majority shall not have included a Sumitomo Director (or an alternate director therefor), and (iii) the aggregate Interest Ratio of the members of Sumitomo Control Group that are Sumitomo Interestholders shall be less than 25% solely as a result of the members of the Sumitomo Control Group that are Sumitomo Interestholders not contributing their proportionate share of Additional Post-Commercial Operations Funds under ARTICLE IV pursuant to such proposed Program and Budget or any other Program and Budget in respect of which a Deadlock Notice has been delivered by the Apex Shareholders to the Sumitomo Shareholders (and not as a result of any Sale of Interests or Sumitomo Indirect Interests), then beginning on the date on which all the conditions specified in clauses (i) through (iii) of this Section 3.4(a) shall have been satisfied and ending on the date 180 days thereafter (the “Exercise Period”), the members of the Sumitomo Control Group that are Sumitomo Interestholders shall have the right (the “Put Right”) on no more than one occasion to Sell all, but not less than all, of their Interests, their or their Affiliates’, New Metals Interests and New Cayman Interests and their or their Affiliates’ right, title, and interest in the Transmission Line Loan Documents and in all Defaulting Shareholder Loans made to any Apex Shareholder (collectively, the “Put Interests”) to the Apex Shareholders for a purchase price equal to the Put Price on the terms and conditions of this Section 3.4.  The members of the Sumitomo Control Group that are Sumitomo Interestholders may exercise the Put Right by delivering a notice (the “Put Notice”) to the Apex Shareholders during the Exercise Period stating the desire of the members of the Sumitomo Control Group that are Sumitomo Interestholders to Sell all, but not less than all, of the Put Interests to the Apex Shareholders for a purchase price equal to the Put Price on the terms and conditions of this Section 3.4.

(b)           Put Price.  For purposes of this Agreement, “Put Price” means the product of (i) US$224,000,000.00 times (ii) a fraction, the numerator of which is December 31, 2005 Reserves minus Tonnes Processed, and the denominator of which is December 31, 2005 Reserves.  For purposes of this Agreement, “December 31, 2005 Reserves” means 231,000,000 tonnes of ore, and “Tonnes Processed” means the aggregate tonnes of ore mined, crushed, and milled or otherwise processed by MSC from after the date hereof to and including the date immediately prior to the Put Closing Date.

(c)           Put Closing.  The closing (the “Put Closing”) of the purchase and sale of the Put Interests pursuant to this Section 3.4 shall occur at such time and place as the Apex Shareholders and the members of the Sumitomo Control Group that are Sumitomo Interestholders agree or, if such time and place have not otherwise been agreed by them, at the offices of Service Company at 10:00 a.m., local time, on the date that is 180 days after the Put Notice shall have been delivered to the Apex Shareholders (subject to delays reasonably beyond the control of the members of the Sumitomo Control Group that are Sumitomo Interestholders and the Apex Shareholders in obtaining necessary approvals and consents of Governmental Authorities and any other Person).  The Parties shall cooperate in good faith with respect to all actions necessary to effect the Put Closing, including the execution of all reasonably requested documentation and the making, delivery, and obtaining of all necessary approvals and consents of Governmental Authorities and any other Person.  At the Put Closing, the Apex Shareholders shall pay to the members of the Sumitomo Control Group that are Sumitomo Interestholders the Put Price by wire transfer of immediately available Dollar funds to such account or accounts designated by the members of the Sumitomo Control Group that are Sumitomo Interestholders prior to the Put Closing against the Sale to the Apex Shareholders of all the right, title, and interest of the members of the Sumitomo Control Group that are Sumitomo Interestholders or their Affiliates, as applicable, in and to the Put Interests, free and clear of all Liens and Restrictions (as defined in the Purchase and Sale Agreement), other than (i) Liens imposed by applicable Law or created by this Agreement or the documentation executed and delivered in connection with the Put Closing, (ii) Liens arising pursuant to the Governing Documents of MSC and New Metals, and (iii) Liens arising pursuant to any secured financing consummated by MSC or any of its Subsidiaries.

(d)           Termination of Put Right.  Notwithstanding anything to the contrary under this Agreement, if a Sale of Interests to which Section 5.2(e) applies has occurred and such Sale would result in references to “Sumitomo” in this Agreement being deemed to be to another Person pursuant to Section 5.2(e)(i)(B), then immediately upon the consummation of such Sale this Section 3.4 shall terminate and cease to have any force or effect.

Section 3.5             Overruns; Emergencies.

(a)           The appropriate officers of MSC shall notify the Directors promptly of any proposed material departure from the Program and Budget and of any emergency of the type set forth in Section 3.5(b).

(b)           Notwithstanding anything to the contrary under this Agreement including Section 2.3(a), in case of emergency or to comply with applicable Law,  MSC and any of its Subsidiaries may take any reasonable action and make expenditures its or their respective officers reasonably deem necessary to protect life, limb, or property, or to protect and maintain the business and assets of MSC and any of its Subsidiaries from imminent material economic loss.

Section 3.6             Termination of Certain ARTICLE III Rights.  Notwithstanding anything to the contrary in Section 3.2 or Section 3.3, if the aggregate Interest Ratio of the Sumitomo Shareholders ceases to be at least 25%, then immediately and thereafter until the termination of this Agreement:

(a)           except with respect to the exercise of the Put Right, Section 3.2 and Section 3.3 shall terminate and cease to have any force or effect;

(b)           the Shareholders shall take all necessary action to amend the Estatutos accordingly.

ARTICLE IV
FINANCING OF MSC

Section 4.1             No Obligation.  No Shareholder shall have any obligation to make any capital contribution, loan, or provide credit support to MSC or any of its Subsidiaries except as provided in this Agreement and the Financing Documents.

Section 4.2             Funding for the Project through the Commercial Operations Date.

(a)           Deemed Funding.  The total Project investment through the Commercial Operations Date is estimated as of the date hereof to be US$640,000,000.00 (“Total Project Investment”) as set forth on Schedule A.  As of the date hereof, the Apex Shareholders have funded and are deemed to have funded 65% of Total Project Investment and the Sumitomo Shareholders are deemed to have funded 35% of Total Project Investment.

(b)           Third-Party Debt Financing; Additional Pre-Commercial Operations Funds.  If, prior to the Commercial Operations Date, the Board determines that additional funds in excess of the Financial Resources are required for MSC to meet its operating expenses or its capital expenditure requirements or to carry out any other activities or implement any decision approved by the Board to achieve Commercial Operations (in the aggregate, the “Additional Pre-Commercial Operations Funds”), MSC first shall use commercially reasonable efforts to attempt to obtain such Additional Pre-Commercial Operations Funds through debt financing from third parties without recourse to the Shareholders.  If the Board determines that such third-party debt financing is not available on commercially reasonable terms or not in the best interests of MSC and its Subsidiaries or such financing shall not fully provide such Additional Pre-Commercial Operations Funds, then the Board may request Additional Pre-Commercial Operations Funds from each Shareholder Group in the form of loans pursuant to Section 4.4(a).  If the Board determines that such third-party debt financing and such loans are not available on commercially reasonable terms or not in the best interests of MSC and its Subsidiaries or such financing and loans shall not fully provide such Additional Pre-Commercial Operations Funds, then the Board may request Additional Pre-Commercial Operations Funds from each Shareholder Group in the form of contributions to the capital of MSC pursuant to Section 4.4(b).  In connection with any such request, and as directed by the

Board, MSC shall deliver a notice (the “Pre-Commercial Operations Contribution Notice”) to the Apex Shareholders and the Sumitomo Shareholders.

(c)           Required Additional Pre-Commercial Operations Contributions.  The Apex Shareholders and the Sumitomo Shareholders agree among themselves and not for the benefit of any other Person, including MSC, any creditor of MSC, or any other shareholder of MSC, that if the Board requests Additional Pre-Commercial Operations Funds from each Shareholder Group pursuant to Section 4.2(b), each Shareholder Group shall contribute its respective share of such funds, which shall be in proportion to its respective Interest Ratio, in each case determined as of the date immediately prior to the date MSC delivers the Pre-Commercial Operations Contribution Notice.  Such contributions, if any, shall be made in accordance with Section 4.4.

(d)           Draws on Sumitomo Completion Agreement.  If Sumitomo makes any payment under Section 2.02(a) of the Sumitomo Completion Agreement, notwithstanding anything in this Agreement to contrary, the Sumitomo Shareholders shall have the right to have such amount treated as a capital contribution to MSC upon notice from the Sumitomo Shareholders to the Apex Shareholders and MSC.  Upon such notice, (i) the amount so paid by Sumitomo shall be deemed a contribution by the Sumitomo Shareholders to the capital of MSC, (ii) the “CSA Penalty Subscription Price” per Share shall be an amount equal to the Implied Equity of MSC determined in accordance with Section 4.4(a)(v) divided by the product of two times the number of issued and outstanding Shares immediately prior to the making of such payment by Sumitomo, (iii) MSC shall issue to the Sumitomo Shareholders a number of fully paid and nonassessable Shares equal to the amount so paid by Sumitomo divided by the CSA Penalty Subscription Price per Share, and (iv) the Shareholders (A) shall vote their Shares to approve any capital increase necessary to permit the issuance of such newly issued Shares; (B) take all necessary and appropriate actions to cause MSC to adopt any decisions and take any actions that may be necessary to permit such issuance, including an amendment of the Estatutos; and (C) waive any Preemptive Rights they may have in connection therewith.  MSC shall not issue fractional interests in Shares under this Section 4.2(d).  If the Sumitomo Shareholders would otherwise be entitled to a fractional share interest, MSC shall pay cash in lieu of such fractional share interest.  The amount of cash in lieu to be paid shall be determined by multiplying (A) the CSA Penalty Subscription Price applied in making such conversion by (B) such fractional share interest, and rounding the product to the nearest whole cent (centavo), with one-half cent (centavo) being rounded upward.

Section 4.3             Post-Commercial Operations Funding.

(a)           Third-Party Debt Financing; Additional Post-Commercial Operations Funds.  If, after the Commercial Operations Date, the Board determines that additional funds are necessary for MSC to meet its operating expenses or its capital requirements, or to carry out any other activities or implement any decision approved by the Board (in the aggregate, the “Additional Post-Commercial Operations Funds”), MSC first shall use commercially reasonable efforts to attempt to obtain such Additional Funds through debt financing from third parties without recourse to the Shareholders.  If the Board determines that such third-party debt financing is not available on commercially reasonable terms or not in the best interests of MSC and its Subsidiaries or such financing shall not fully provide such Additional Post-Commercial Operations Funds, then the Board may request Additional Post-Commercial Operations Funds from each Shareholder Group in the form of loans pursuant to Section 4.4(a).  If the Board determines that such third-party debt financing and such loans are not available on commercially reasonable terms or not in the best interests of MSC and its Subsidiaries or such financing and loans shall not fully provide such Additional Post-Commercial Operations Funds, then the Board may request Additional Post-Commercial Operations Funds from each Shareholder Group in the form of contributions to capital of MSC pursuant to Section 4.4(b).  In connection with any such request, and as directed by the Board, MSC shall deliver a notice (the “Post-Commercial Operations Contribution Notice”) to the Apex Shareholders and the Sumitomo Shareholders.

(b)           Optional Post-Commercial Operations Contributions.  If the Board requests Additional Post-Commercial Operations Funds from each Shareholder Group pursuant to Section 4.3(a), each Shareholder Group may (but shall not be obligated to) contribute its respective share of such funds, which shall be in proportion to its respective Interest Ratio, in each case determined as of the date immediately prior to the date MSC delivers the Post-Commercial Operations Contribution Notice.  Such contributions, if any, shall be made in accordance with Section 4.4.

Section 4.4             Additional Funding Mechanics.  Additional Pre-Commercial Operations Funds and Additional Post-Commercial Operations Funds, if any, to be contributed by each Shareholder Group shall be made in conformance with the following general principles.

(a)           Shareholder Loans.

(i)                                     Notices; Terms.  In respect of any Pre-Commercial Operations Contribution Notice delivered by MSC pursuant to Section 4.2(b) or any Post-Commercial Operations Contribution Notice delivered by MSC pursuant to Section 4.3(a), as applicable (a “Shareholder Loan Notice”), pursuant to which MSC is requesting Additional Pre-Commercial Operations Funds or Additional Post-Commercial Operations Funds, as applicable (the “Additional Funds”) from each Shareholder Group in the form of loans (the “Shareholder Loans”), such Shareholder Loan Notice shall include all relevant terms relating to such Shareholder Loans, including (A) the date or dates on which MSC wishes the Shareholder Loans to be advanced, (B) the aggregate principal amount of the Shareholder Loans requested, (C) the principal amount of the Shareholder Loans requested from each Shareholder Group, which shall be in proportion to its respective Interest Ratio, in each case determined as of the date immediately prior to the date MSC delivers the Shareholder Loan Notice, (D) the obligor or obligors in respect of such Shareholder Loans, and (E) the terms and conditions of such Shareholder Loans, which terms and conditions shall be identical for each Shareholder Group (varying only to reflect the varying principal amounts requested from each Shareholder Group). Such Shareholder Loans shall: (1) bear interest at a fixed or variable market rate of interest determined by the Board in good faith based on the tenor and currency of the Shareholder Loans and other factors the Board determines relevant; (2) be unsecured and subordinated to all senior secured third-party debt, if and in the manner (including by way of pledge) required by the lenders of such third-party debt; (3) be subject to prepayment at any time at MSC’s option without premium or penalty; (4) be subject to the restrictions on Sale or Pledge and other applicable terms and conditions of this Agreement, which fact shall be reflected in all instruments or other documents representing such Shareholder Loans, if any; (5) so long as the Financing Documents (or any replacement therefor) shall be in effect, no event of default shall occur under the Shareholder Loans in the event MSC fails to pay principal or interest thereunder, and the only events of default under the Shareholder Loans shall be those of the type set forth in Section 6 of the Defaulting MSC Loan (or any replacement therefor); (6) have a term of 10 years unless otherwise agreed by all Shareholders; and (7) include such other terms and conditions as the Board may approve, taking into consideration the requirements of any third-party debt of MSC and its Subsidiaries, cash flow requirements, and other factors the Board determines relevant.

(ii)                                  Responses to Shareholder Loan Notices.

(A)                              With respect to a Shareholder Loan Notice delivered pursuant to Section 4.2(b), each Shareholder Group shall deliver the Additional Funds required thereby in the manner and in accordance with the time period set forth in such Shareholder Loan Notice.
(B)                                With respect to a Shareholder Loan Notice delivered pursuant to Section 4.3(a), in accordance with the time period for responding set forth in such Shareholder Loan Notices, each Shareholder Group shall deliver to MSC a written response notice (a “Shareholder Loan Response Notice”) indicating whether such Shareholder Group is willing to loan such Additional Funds to MSC on the terms and conditions described in such Shareholder Loan Notice.

(iii)                               Supplemental Loans.  If (A) MSC requests Shareholder Loans pursuant to Section 4.3(a) and the Apex Shareholders or the Sumitomo Shareholders either fail to deliver a Shareholder Loan Response Notice or deliver a Shareholder Loan Response Notice indicating that they shall not loan the entire amount requested of them in the applicable Shareholder Loan Notice, or, (B) if MSC requests Shareholder Loans pursuant to Section 4.2(b) or MSC requests Shareholder Loans pursuant to Section 4.3(a) and the Apex Shareholders or the Sumitomo Shareholders fail to advance the entire amount required or requested of them on the date set by MSC for such advance (in any such case, the “Non-Lending Shareholder Group”), then MSC shall promptly notify (a “Non-Lending Shareholder Notice”) the Apex Shareholders and the Sumitomo Shareholders of same.  The “Qualified Shareholder Group” shall be, (A) in the case of a Shareholder Loan Notice delivered pursuant to Section 4.3(a), if the date set forth by MSC for such advance has not occurred, the Shareholder Group that delivered a Shareholder Loan Response Notice indicating that it would loan the entire amount requested of it in the applicable Shareholder Loan Notice and, (B) in the case of a Shareholder Loan Notice delivered pursuant to either Section 4.2(b) or Section 4.3(a), if the date set forth by MSC for such advance has occurred, the Shareholder Group that has advanced the entire amount required or requested of it.  Upon receipt of a Non-Lending Shareholder Notice, the Qualified Shareholder Group shall notify MSC (within 10 days of receipt thereof) of its election of one of the following options:

(A)                              such Qualified Shareholder Group intends to loan to MSC an amount equal to the amount of the advance required or requested of it plus all, but not less than all, of the amount of the advance required or requested of the Non-Lending Shareholder Group; or
(B)                                such Qualified Shareholder Group has elected not to advance the amount required or requested of it under the applicable Shareholder Loan Notice; or
(C)                                such Qualified Shareholder Group has elected to propose an alternative funding requirement to the program or budget item underlying the applicable Shareholder Loan Notice (a “Loan Alternative Funding”).

In the event the Qualified Shareholder Group elects to propose a Loan Alternative Funding, the Qualified Shareholder Group shall deliver a written description of such alternative to MSC and the

Shareholders and MSC shall deliver an alternative Shareholder Loan Notice to the Shareholders with respect thereto (the “Alternative Shareholder Loan Notice”); provided, that, any Alternative Shareholder Loan Notice shall include all relevant terms relating to the Loan Alternative Funding and shall otherwise be consistent with clauses (A) through (E) and clauses (1) through (7) of Section 4.4(a)(i), mutatis mutandis.  The Non-Lending Shareholder Group shall have five Business Days from receipt of the Alternative Shareholder Loan Notice to notify MSC and the Qualified Shareholder Group whether such Non-Lending Shareholder Group intends to either loan to MSC the entire amount requested of it pursuant to the Alternative Shareholder Loan Notice or elects not to fund such requested loan amount.  If the Non-Lending Shareholder Group elects to make such loan, then the Non-Lending Shareholder Group and the Qualified Shareholder Group shall deliver the Additional Funds in the manner and in accordance with the time period set forth in such Alternative Shareholder Loan Notice.  If the Non-Lending Shareholder Group elects not to fund the requested amount under the Alternative Shareholder Loan Notice or otherwise fails to deliver the Additional Funds in the manner and in accordance with the time period set forth in the Alternative Shareholder Loan Notice, then the Qualified Shareholder Group may elect to either (A) loan to MSC an amount equal to the amount of the advance requested of it under either (1) the original Shareholder Loan Notice plus all, but not less than all, of the amount of the advance requested of the Non-Lending Shareholder Group thereunder or (2) the Alternative Shareholder Loan Notice plus all, but not less than all, of the amount of the advance requested of the Non-Lending Shareholder Group thereunder, or (B) not to advance any amount requested of it under either shareholder notice.  Any amount loaned by the Qualified Shareholder Group in the stead of the Non-Lending Shareholder Group in accordance with this Section 4.4(a)(iii) shall be a “Supplemental Loan.”  The Supplemental Loan together with the Shareholder Loan that such Supplemental Loan supplements shall be a “Consolidated Loan.”

(iv)                              Contribution of Consolidated Loans.  The Qualified Shareholder Group that makes Supplemental Loans pursuant to and in accordance with Section 4.4(a)(iii) in connection with a Shareholder Loan Notice delivered pursuant to Section 4.3(a) may, at its option and at any time, in the name and on behalf of the members of such Qualified Shareholder Group, contribute to MSC’s capital all or part of the outstanding principal amount of, and accrued and unpaid interest on, the applicable Consolidated Loan against the issuance to members of such Qualified

Shareholder Group of a number of fully paid and nonassessable Shares determined by dividing the sum of the principal amount and the amount of accrued and unpaid interest being contributed by a price per Share equal to the Conversion Price determined pursuant to Section 4.4(a)(v).  The Qualified Shareholder Group that makes Supplemental Loans pursuant to and in accordance with Section 4.4(a)(iii) in connection with a Shareholder Loan Notice delivered pursuant to Section 4.2(b) may, at its option and at any time, in the name and on behalf of the members of such Qualified Shareholder Group, contribute to MSC’s capital all or part of the outstanding principal amount of, and accrued and unpaid interest on, the applicable Consolidated Loan against the issuance to the members of such Qualified Shareholder Group of, a number of fully paid and nonassessable Shares determined by dividing (w) the product of two times the sum of the principal amount and the amount of accrued and unpaid interest being contributed by (x) a price per Share equal to the Conversion Price determined pursuant to Section 4.4(a)(v).  The Qualified Shareholder Group desiring to exercise its contribution right (y) shall deliver to MSC a written notice (a “Consolidated Loan Contribution Notice”) indicating the Consolidated Loan to be contributed and (z) shall follow the requirements for doing so set forth in the terms and conditions of such Supplemental Loan.  The date on which the Qualified Shareholder Group has delivered a Consolidated Loan Contribution Notice and satisfied all such requirements for contribution is referred to as the “Conversion Date” for that contribution.  The Shareholders (A) shall vote their Shares to (1) approve any capital increase necessary to permit the contribution in full of such Consolidated Loan, (2) set the maximum term permitted by Law for the subscription of the Shares (“New Shares”) to be issued upon such contribution, (3) authorize any New Shares to be paid through the contribution to capital of such Consolidated Loan, and (4) consent to the payment for New Shares in kind with such Consolidated Loan, valued in each case at the amount of the outstanding principal amount of, and accrued and unpaid interest on, such Consolidated Loan, without an expert appraisal thereof; (B) take all necessary and appropriate actions to cause MSC to adopt any decisions and take any actions that may be necessary to permit such contribution, including an amendment of the Estatutos; and (C) waive any Preemptive Rights they may have in connection therewith.

(v)                                 Conversion Price.  For purposes of the contribution of Consolidated Loans on the Conversion Date therefor, the “Conversion Price” shall equal the Implied Equity of MSC divided by the total number of issued and outstanding Shares immediately prior to such contribution.  “Implied Equity of MSC” means the sum of (A) Total Project Investment plus (B) the total of all actual capital contributions made to MSC by all Shareholders and other members of either Control Group from and after the date hereof to and including the time immediately prior to such contribution.

(vi)                              No Fractional Shares.  MSC shall not issue fractional interests in Shares upon contribution of any Consolidated Loan or in respect of any Shareholder Capital Contribution.  To the extent the Qualified Shareholder Group, or, in the case of Section 4.4(b), the Qualified Contributor Group, would otherwise be entitled to a fractional share interest, MSC shall pay cash in lieu of such fractional share interest.  The amount of cash in lieu to be paid shall be determined by multiplying (A) the Conversion Price applied in making such conversion by (B) such fractional share interest, and rounding the product to the nearest whole cent (centavo), with one-half cent (centavo) being rounded upward.

(b)           Capital Contributions.

(i)                                     Board Determination; Notices; Terms.  In respect of any Pre-Commercial Operations Contribution Notice delivered by MSC pursuant to Section 4.2(b) or any Post-Commercial Operations Contribution Notice delivered by MSC pursuant to Section 4.3(a), as applicable (a “Shareholder Capital Contribution Notice”), pursuant to which MSC is requesting the Additional Funds from each Shareholder Group in the form of contributions to the capital of MSC (“Shareholder Capital Contributions”), such Shareholder Capital Contribution Notice shall include all relevant terms relating to such Shareholder Capital Contributions, including (A) the date or dates on which MSC wishes the Shareholder Capital Contributions to be made, (B) the aggregate amount of the Shareholder Capital Contributions requested, (C) the amount of the Shareholder Capital Contributions requested from each Shareholder Group, which shall be in proportion to its respective Interest Ratio, in each case determined as of the date immediately prior to the date MSC delivers the Shareholder Capital Contribution Notice, and (D) the terms and conditions of such Shareholder Capital Contributions, which terms and conditions shall be identical for each of the Shareholder Groups (varying only to reflect the varying amounts requested from each Shareholder Group).

(ii)                                  Responses to Shareholder Capital Contribution Notices.

(A)                              With respect to a Shareholder Capital Contribution Notice delivered pursuant to Section 4.2(b), each Shareholder

Group shall deliver the Shareholder Capital Contribution required thereby in the manner and in accordance with the time period set forth in such Shareholder Capital Contribution Notice.
(B)                                With respect to a Shareholder Capital Contribution Notice delivered pursuant to Section 4.3(a), in accordance with the time period for responding set forth in such Shareholder Capital Contribution Notices, each Shareholder Group shall deliver to MSC a written response notice (a “Shareholder Capital Contribution Response Notice”) indicating whether such Shareholder Group is willing to contribute such Additional Funds to MSC on the terms and conditions described in such Shareholder Capital Contribution Notice.

(iii)                               Supplemental Capital Contributions.  If (A) MSC requests Shareholder Capital Contributions pursuant to Section 4.3(a) and the Apex Shareholders or the Sumitomo Shareholders either fail to deliver a Shareholder Capital Contribution Response Notice or deliver a Shareholder Capital Contribution Response Notice indicating that they shall not make the entire capital contribution requested of them in the applicable Shareholder Capital Contribution Notice, or, (B) if MSC requests Shareholder Capital Contributions pursuant to Section 4.2(b) or MSC requests Shareholder Capital Contributions pursuant to Section 4.3(a) and the Apex Shareholders or the Sumitomo Shareholders fail to make the entire capital contribution required or requested of them on the date set by MSC for such contribution (in any such case, the “Non-Contributing Shareholder Group”), then MSC shall promptly notify (a “Non-Contributing Shareholder Notice”) the Apex Shareholders and the Sumitomo Shareholders of same.  The “Qualified Contributor Group” shall be, (A) in the case of a Shareholder Capital Contribution Notice delivered pursuant to Section 4.3(a), if the date set forth by MSC for such contribution has not occurred, the Shareholder Group that delivered a Shareholder Capital Contribution Response Notice indicating that it would contribute  the amount requested of it in the applicable Shareholder Capital Contribution Notice and, (B) in the case of a Shareholder Capital Contribution Notice delivered pursuant to either Section 4.2(b) or Section 4.3(a), if the date set forth by MSC for such contribution has occurred, the Shareholder Group that has contributed the entire capital contribution required or requested of it.  Upon receipt of a Non-Contributing Shareholder Notice, the Qualified Contributor Group shall notify MSC (within 10 days of receipt thereof) of its election of one of the following options:

(A)                              such Qualified Contributor Group intends to make a capital contribution to MSC in an amount equal to the amount of capital required or requested of it plus all, but not less than all, of the amount of the capital required or requested of the Non-Contributing Shareholder Group; or
(B)                                such Qualified Contributor Group has elected not to contribute the amount required or requested of it under the applicable Shareholder Capital Contribution Notice; or
(C)                                such Qualified Shareholder Group has elected to propose an alternative funding requirement to the program or budget item underlying the applicable Shareholder Capital Contribution Notice (a “Contribution Alternative Funding”).

In the event the Qualified Contributor Group elects to propose a Contribution Alternative Funding, the Qualified Contributor Group shall deliver a written description of such alternative to MSC and the Shareholders and MSC shall deliver an alternative Shareholder Capital Contribution Notice to the Shareholders with respect thereto (the “Alternative Shareholder Capital Contribution Notice”); provided, that, any Alternative Shareholder Capital Contribution Notice shall include all relevant terms relating to the Contribution Alternative Funding and shall otherwise be consistent with clauses (A) through (D) of Section 4.4(b)(i), mutatis mutandis.  The Non-Contributing Shareholder Group shall have five Business Days from receipt of the Alternative Shareholder Capital Contribution Notice to notify MSC and the Qualified Contributor Group whether such Non-Contributing Shareholder Group intends to either contribute to MSC the entire amount requested of it pursuant to the Alternative Shareholder Capital Contribution Notice or elects not to contribute such requested amount.  If the Non-Contributing Shareholder Group elects to make such contribution, then the Non-Contributing Shareholder Group and the Qualified Contributor Group shall deliver the Shareholder Capital Contributions in the manner and in accordance with the time period set forth in such Alternative Shareholder Capital Contribution Notice.  If the Non-Contributing Shareholder Group elects not to fund the requested amount under the Alternative Shareholder Capital Contribution Notice or otherwise fails to deliver the Shareholder Capital Contributions in the manner and in accordance with the time period set forth in the Alternative Shareholder Capital Contribution Notice, then the Qualified Contributor Group may elect to either (A) contribute to MSC an amount equal to the amount of the capital contribution requested of it under either (1) the original Shareholder Capital Contribution Notice plus all, but not less than all, of the amount of the capital contribution requested of the Non-Contributing Shareholder Group thereunder or (2) the Alternative Shareholder Capital Contribution Notice plus all, but not less than all, of the amount of the capital contribution requested of the Non-Contributing Shareholder Group thereunder, or (B) not to contribute any amount requested of it under either shareholder notice.

(iv)                              Subscription Price; Subscription.

(A)                              In the case of a Shareholder Capital Contribution Notice delivered pursuant to Section 4.2(b), where each Shareholder Group has delivered the Shareholder Capital Contribution required thereby in the manner and in accordance with the time period set forth in such Shareholder Capital Contribution Notice, and in the case of a Shareholder Capital Contribution Notice delivered pursuant to Section 4.3(a), the “Subscription Price” per Share shall be an amount equal to the Implied Equity of MSC determined in accordance with Section 4.4(a)(v) divided by the number of issued and outstanding Shares immediately prior to the making of such Shareholder Capital Contributions, and subject to Section 4.4(a)(vi), against payment to MSC of the aggregate Subscription Price per Share equal to the amount of the Shareholder Capital Contributions to be made by the Apex Shareholders or the Sumitomo Shareholders, as applicable, MSC shall issue to such Shareholders a number of fully paid and nonassessable Shares equal to such aggregate amount divided by the Subscription Price per Share.
(B)                                In the case of a Shareholder Capital Contribution Notice delivered pursuant to Section 4.2(b), where either the Apex Shareholders or the Sumitomo Shareholders have not delivered the Shareholder Capital Contribution required thereby in the manner and in accordance with the time period set forth in such Shareholder Capital Contribution Notice, the “Penalty Subscription Price” per Share shall be an amount equal to the Implied Equity of MSC determined in accordance with Section 4.4(a)(v) divided by the product of two times the number of issued and outstanding Shares immediately prior to the making of such Shareholder Capital Contributions, and subject to Section 4.4(a)(vi), against payment to MSC of the aggregate Penalty Subscription Price per Share equal to the amount of the

Shareholder Capital Contributions made by the Apex Shareholders or the Sumitomo Shareholders, as applicable, MSC shall issue to such Shareholders a number of fully paid and nonassessable Shares equal to such aggregate amount divided by the Penalty Subscription Price per Share.
(C)                                For purposes this Section 4.4(b)(iv), the Shareholders (1) shall vote their Shares to approve any capital increase necessary to permit the issuance of such newly issued Shares; (2) take all necessary and appropriate actions to cause MSC to adopt any decisions and take any actions that may be necessary to permit such issuance, including an amendment of the Estatutos; and (3) waive any Preemptive Rights they may have in connection therewith.

ARTICLE V
TRANSFERS

Section 5.1             General Restrictions on Sales and Pledges; Legend; Effect of Sales and Pledges Not in Accordance with This Article.

(a)           Except as permitted under Section 5.2, the Interestholders agree that no Interestholder may Sell or Pledge any of its Interests, without first complying with the provisions of this ARTICLE V.  The Interestholders intend for the provisions of this ARTICLE V to govern Sales and Pledges of Interests and Indirect Interests, and, to the extent, but only to the extent, necessary to effectuate the provisions of this ARTICLE V, the Interestholders hereby waive any rights that they may have under the Estatutos, Bolivian Law, and any other applicable Law that are inconsistent with the terms of this ARTICLE V.

(b)           MSC shall include upon each certificate, instrument, or other document, if any, representing the Interests owned by the Interestholders a legend in substantially the form set forth below:

THE [NAME OF INTERESTS] REPRESENTED BY THIS [NAME OF DOCUMENT] ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE MSC SHAREHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 25, 2006, AMONG MINERA SAN CRISTÓBAL, S.A. AND ITS SHAREHOLDERS, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH.

This Agreement also has been deposited with MSC and MSC shall make a notation on the shareholder registry (or equivalent record of holders of other Interests) that the

Interests owned by the Interestholders may not be Sold or Pledged except in accordance with the terms and conditions of this Agreement.

(c)           The Special Purpose Interestholders shall include upon each certificate, instrument, or other document, if any, representing interests owned in such Entities a legend in substantially the form set forth below:

THE [NAME OF INTERESTS] REPRESENTED BY THIS [NAME OF DOCUMENT] ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE MSC SHAREHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 25, 2006, AMONG MINERA SAN CRISTÓBAL, S.A. AND ITS SHAREHOLDERS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH.

This Agreement also has been deposited with each Special Purpose Interestholder and each Special Purpose Interestholder shall make a notation on its shareholder registry (or equivalent record of holders of other Interests) that the interests owned in such Entity may not be Sold or Pledged except in accordance with the terms and conditions of this Agreement.

(d)           The Interestholders agree that any Sale or Pledge of Interests in violation of the provisions of this ARTICLE V shall be null and void.  MSC shall not record any such purported Sale or Pledge on its books or treat any purported Transferee of such Interests as the owner thereof for any purpose.

Section 5.2             Certain Restrictions on Sales and Pledges.  The Interestholders agree that:

(a)           No Sumitomo Interestholder may Sell or Pledge any of its Interests, and no Sumitomo Interestholder may permit any of its Affiliates to Sell or Pledge any Sumitomo Indirect Interests in a Special Purpose Interestholder, other than pursuant to:

(i)                                     any Sale of any of its Interests or any Sumitomo Indirect Interests in a Special Purpose Interestholder to any member of the Sumitomo Control Group; provided, that, in the case of a wholly-owned Subsidiary of Sumitomo, such wholly-owned Subsidiary is not a Disqualified Person under clause (a) of the definition thereof;

(ii)                                  any Sale of any of its Interests or any Sumitomo Indirect Interests in a Special Purpose Interestholder in accordance with the procedures, and subject to the limitations, set forth in Section 5.3 or Section 5.4, as applicable;

(iii)                               any Sale or Pledge of any of its Interests or any Sumitomo Indirect Interests in a Special Purpose Interestholder to any member of the Apex Control Group, including pursuant to Section 3.4;

(iv)                              any Sale or Pledge of any of its Interests or any Sumitomo Indirect Interests in a Special Purpose Interestholder to any secured party in respect of any Indebtedness of any of MSC and its Subsidiaries;

(v)                                 any Sale or Pledge of any of its Interests or any Sumitomo Indirect Interests in a Special Purpose Interestholder to any secured party in respect of any Indebtedness of Sumitomo or any of its Subsidiaries under the Financing Documents;

(vi)                              any Sale of any of its Interests or any Sumitomo Indirect Interests in a Special Purpose Interestholder without regard to the procedures or the limitations set forth in Section 5.3 or Section 5.4 to any Person that is not a Disqualified Person, so long as the definitive agreement with respect to such Sale is entered into during the two-year period immediately following the occurrence of an Apex Change of Control; or

(vii)                           any Sale of its Interests pursuant to Section 6.3.

(b)           No Apex Interestholder may Sell or Pledge any of its Interests, and no Apex Interestholder may permit any of its Affiliates to Sell or Pledge any Apex Indirect Interests in a Special Purpose Interestholder, other than pursuant to:

(i)                                     any Sale any of its Interests or any Apex Indirect Interests in a Special Purpose Interestholder to any member of the Apex Control Group; provided, that, in the case of a wholly-owned Subsidiary of Apex, such wholly-owned Subsidiary is not a Disqualified Person under clause (a) of the definition thereof;

(ii)                                  any Sale of any of its Interests or any Apex Indirect Interests in a Special Purpose Interestholder in accordance with the procedures, and subject to the limitations, set forth in Section 5.3 or Section 5.4, as applicable;

(iii)                               any Sale or Pledge of any of its Interests or any Apex Indirect Interests in a Special Purpose Interestholder to any member of the Sumitomo Control Group;

(iv)                              any Sale or Pledge of any of its Interests or any Apex Indirect Interests in a Special Purpose Interestholder to any secured party in respect of any Indebtedness of any of MSC and its Subsidiaries;

(v)                                 any Sale or Pledge of any of its Interests or any Apex Indirect Interests in a Special Purpose Interestholder to any secured party in respect of any Indebtedness of Apex or any of its Subsidiaries under the Financing Documents;

(vi)                              any Sale by the members of the Apex Control Group that are Apex Interestholders of any of their respective Interests to any Person that is not a Disqualified Person under clause (a) of the definition thereof, if (A) immediately prior to such Sale, the members of the Apex Control Group that are Apex Interestholders have an aggregate Interest Ratio of more than 50%, and (B) immediately following such Sale the members of the Apex Control Group that are Apex Interestholders have an aggregate Interest Ratio of at least 50%; or

(vii)                           any Sale of its Interests pursuant to Section 6.3.

(c)           In the case of any Sale of Interests permitted under this Section 5.2, prior to the completion of any such Sale, the Person to whom such Sale is proposed to be made (the “Prospective Transferee”) shall execute and deliver to the Parties an instrument under which the Prospective Transferee agrees to become a Party, to assume, perform, and discharge all of the obligations of the Interestholder Selling its Interests in respect of the Interests being Sold, and to receive, subject to Section 5.2(e), the benefits and rights under, and otherwise be bound by all of the terms of this Agreement and the other Transaction Documents, to the extent applicable with respect to the Interestholder Selling its Interests.  Upon any Sale of Interests in accordance with this Section 5.2, the Interestholder Selling any of its Interests hereunder shall be released from its obligations under this Agreement in respect of the Interests Sold arising from and after the completion of such Sale, except for such obligations arising out of events or circumstances that occurred prior to the completion of such Sale, whether accruing before, at, or after the completion of such Sale.

(d)           In the case of any Sale of Interests pursuant to this Section 5.2 (other than any Sale pursuant to Section 5.2(a)(i) or Section 5.2(b)(i)) or Section 6.3, simultaneously with the completion of any such Sale, the Interestholder Selling its Interests:

(i)                                     shall, or shall cause one or more of the New Metals Quotaholders that is its Affiliate (collectively with the Interestholder Selling its Interests, the “Affiliated Quotaholders”) to, Sell to the Transferee (or any designated Affiliate thereof) such part of such New Metals Quotaholders’ New Metals Quota as is necessary such that the aggregate Interest Ratio of the Interestholder Selling its Interests and its Control Group and the aggregate New Metals Interest Ratio of the Affiliated Quotaholders are the same percentage;

(ii)                                  shall, or shall cause one or more of the New Cayman Shareholders that is its Affiliate (collectively with the Interestholder Selling its Interests, the “Affiliated New Cayman Shareholders”) to, Sell to the Transferee (or any designated Affiliate thereof) such part of such New Cayman Shareholders’ New Cayman Shares as is necessary such that the aggregate Interest Ratio of the Interestholder Selling its Interests and its Control Group and the

aggregate New Cayman Interest Ratio of the Affiliated New Cayman Shareholders are the same percentage; and

(iii)                               shall, or shall cause one or more of its Affiliates to, Sell to the Transferee (or any designated Affiliate thereof) such part of its right, title, and interest in the Transmission Line Loan Documents as is necessary such that the aggregate Interest Ratio of the Interestholder Selling its Interests and its Control Group and the aggregate outstanding principal amount payable pursuant to the Transmission Line Loan Documents to the Interestholder Selling its Interests and its Control Group, expressed as a percentage of the aggregate outstanding principal amount payable pursuant to the Transmission Line Loan Documents to all the holders thereof are the same percentage.

The Sale of all or part of any New Metals Quota pursuant to this Section 5.2(d) shall be subject to and in accordance with the terms, conditions, procedures, and limitations set forth in the New Metals Quotaholders Agreement.  The Sale of all or part of any New Cayman Shares pursuant to this Section 5.2(d) shall be subject to and in accordance with the terms, conditions, procedures, and limitations set forth in the New Cayman Shareholders Agreement.  The Sale of all or part of the right, title, and interest in the Transmission Line Loan Documents shall be subject to and in accordance with the terms, conditions, procedures, and limitations set forth in the Transmission Line Loan Documents.

(e)                                  (i)            If the proposed Sale of such Interests or Indirect Interests to which Section 5.2(a)(vi), Section 5.3, or Section 5.4 applies involves the Sale, directly or indirectly, of all, but not less than all, of the Interests of the Interestholder Group to which the Interestholder Selling its Interests belongs, then, unless the Parties agree otherwise:

(A)                              if the Interestholder Selling its Interests is an Apex Interestholder,  references to “Apex” in this Agreement shall be deemed to refer to the Transferee or, if the Transferee is a wholly-owned Subsidiary, directly or indirectly, of one or more Persons, each Person of which the Transferee is its wholly-owned Subsidiary;
(B)                                if the Interestholder Selling its Interests is a Sumitomo Interestholder, references to “Sumitomo” in this Agreement shall be deemed to refer to the Transferee or, if the Transferee is a wholly-owned Subsidiary, directly or indirectly, of one or more Persons, each Person of which the Transferee is its wholly-owned Subsidiary; and

(C)                                the Transferee shall have the same rights and benefits and the same obligations under this Agreement as the Interestholder Selling its Interests in respect of the Interests being Sold.

(ii)                                  If any proposed Sale of such Interests or Indirect Interests to which Section 5.2(a)(vi), Section 5.2(b)(vi), Section 5.3, or Section 5.4 applies involves the Sale, directly or indirectly, of less than all of the Interests of the Interestholder Group to which the Interestholder Selling its Interests belongs, then, the Parties shall negotiate in good faith such amendments to this Agreement, the New Metals Quotaholders Agreement, the New Cayman Shareholders Agreement, the Transmission Line Loan Documents, the Governing Documents of MSC, New Metals, and New Caymans, and such other documents, agreements, and instruments related thereto to modify them as appropriate (A) so as to effect the intent of the parties hereto and thereto as closely as possible in a mutually acceptable manner, (B) so that such proposed Sale can be effected in accordance with the terms of this Agreement, and (C) so that the Transferee has such rights and obligations hereunder and thereunder as the parties hereto and thereto mutually agree are appropriate given the Interests or Indirect Interests to be acquired in such proposed Sale.

Section 5.3             Sales to Third Parties; Right of First Refusal.  The Interestholders agree that:

(a)           If a Selling Interestholder desires to Sell its Section 5.3 Offered Interests, or an Affiliate of a Selling Interestholder desires to Sell its Indirect Interests in a Special Purpose Interestholder, to one or more Persons other than a Permitted Transferee (a “Proposed Third-Party Buyer”), the Selling Interestholder shall, or shall cause its Affiliate to, first make a written offer to Sell the Section 5.3 Offered Interests or the Indirect Interests, as applicable, to either (i) the Apex Interestholders, if the Selling Interestholder is a Sumitomo Interestholder or if such selling Affiliate is an Affiliate of a Sumitomo Interestholder or (ii) the Sumitomo Interestholders, if the Selling Interestholder is an Apex Interestholder or if such selling Affiliate is an Affiliate of an Apex Interestholder (as applicable, the “Non-Selling Interestholders”), by delivering to the Non-Selling Interestholders a written notice of its intention to Sell the Section 5.3 Offered Interests or the Indirect Interests, as applicable (the “Sale Notice”), which Sale Notice shall describe in reasonable detail the price and other terms and conditions upon which the Selling Interestholder desires to Sell the Section 5.3 Offered Interests or an Affiliate of the Selling Interestholder desires to Sell its Indirect Interests, as applicable, to the Proposed Third-Party Buyer and shall be accompanied by a copy of the bona fide offer or contract for sale with the Proposed Third-Party Buyer (the “Offered Terms”).

(b)           The Non-Selling Interestholders shall have the right for a 60-day period (the “Section 5.3 Offer Period”) after receipt of the Sale Notice to agree to purchase the Section 5.3 Offered Interests or the Indirect Interests, as applicable, by delivering to the Selling Interestholder a written notice accepting the Offered Terms.

(c)           If the Non-Selling Interestholders agree to purchase the Section 5.3 Offered Interests or the Indirect Interests, as applicable, in accordance with Section 5.3(b), the Section 5.3 Offered Interests or the Indirect Interests, as applicable, shall be sold to such Non-Selling Interestholders (on a pro rata basis, based on their respective Interest Ratios, unless the Non-Selling Interestholders agree otherwise) on the Offered Terms.  If the Non-Selling Interestholders do not agree to purchase the Section 5.3 Offered Interests or the Indirect Interests, as applicable, within the Section 5.3 Offer Period, the Selling Interestholder may Sell all, but not less than all, of the Section 5.3 Offered Interests or the Affiliate of the Selling Interestholder may Sell all, but not less than all, of the Indirect Interests, as applicable, to the Proposed Third-Party Buyer on the conditions that:

(i)                                     such Sale to the Proposed Third-Party Buyer is on terms and conditions no less favorable to the Selling Interestholder than the Offered Terms;

(ii)                                  such Sale to the Proposed Third-Party Buyer is completed within 60 days after the end of the Section 5.3 Offer Period (subject to delays reasonably beyond the control of the Selling Interestholder (or its Affiliates) in obtaining required approvals and consents of Governmental Authorities and any other Person, which delays would not result in such Sale being completed more than 120 days after the end of the Section 5.3 Offer Period);

(iii)                               in connection with the Sale of Section 5.3 Offered Interests, the Proposed Third-Party Buyer executes and delivers to the Parties an instrument under which the Proposed Third-Party Buyer agrees to become a Party, to assume, perform, and discharge all of the obligations of the Selling Interestholder in respect of the Interests to be Sold to such Proposed Third-Party Buyer, and to receive, subject to Section 5.2(e), the benefits and rights under, and otherwise be bound by all of the terms of, this Agreement and the other Transaction Documents, to the extent applicable with respect to the Interestholder Selling its Interests (it being understood that upon such Sale to such Proposed Third-Party Buyer pursuant to this Section 5.3, the Selling Interestholder shall be released of its obligations under this Agreement in respect of the Section 5.3 Offered Interests Sold arising from and after the completion of such Sale, except for such obligations arising out of events or circumstances that occurred prior to the completion of such Sale, whether accruing before, at, or after the completion of such Sale); and

(iv)                              the Proposed Third-Party Buyer shall not be a Disqualified Person.

If the Selling Interestholder fails to complete the Sale of such Section 5.3 Offered Interests or the Affiliate of the Selling Interestholder fails to complete the Sale of the Indirect Interests, as applicable, within such 60-day period (as extended for up to an additional 60 days for delays as provided above), the provisions of this Section 5.3 shall apply again to any proposed Sale of such interests to which this Section 5.3 applies.

(d)           For purposes of this Agreement, “Selling Interestholder” means (i) any Interestholder that is part of an Interestholder Group that has an aggregate Interest Ratio of at least 25% and not more than 50%, as determined on the date the Sale Notice is delivered pursuant to Section 5.3(a), that desires to Sell all or any of its Interests and (ii) any Interestholder that is part of an Interestholder Group that has aggregate Interest Ratio of more than 50%, as determined on the date the Sale Notice is delivered pursuant to Section 5.3(a), that desires to Sell all of its Interests or so much of its Interests as would cause the Interestholder Group to which it belongs to have an aggregate Interest Ratio of less than 50%, as determined immediately after the completion of such Sale; “Section 5.3 Offered Interests” means all or any part of the Interests a Selling Interestholder desires to Sell; and “Permitted Transferee” means any one or more of the members of the Sumitomo Control Group or one or more of the members of the Apex Control Group.

(e)           Except as otherwise permitted by this ARTICLE V, the Sumitomo Shareholders shall ensure that any Interests that at one time were issued or owned by any such Sumitomo Shareholder shall at all times be owned directly by Sumitomo or a wholly-owned Subsidiary of Sumitomo that is not a Disqualified Person under clause (a) of the definition thereof.

(f)            Except as otherwise permitted by this ARTICLE V, the Apex Shareholders shall ensure that any Interests that at one time were issued or owned by any such Apex Shareholder (other than any Interests held by New Sweden 1 on the date hereof) shall at all times be owned directly by Apex or a wholly-owned Subsidiary of Apex that is not a Disqualified Person under clause (a) of the definition thereof.

(g)           Notwithstanding anything to the contrary in this Section 5.3, the Sale by any Sumitomo Interestholder of its Interests or by any of its Affiliates of their Sumitomo Indirect Interests may be consummated without regard to the procedures or the limitations set forth in this Section 5.3 to any Person that is not a Disqualified Person, so long as the definitive agreement with respect to such Sale is entered into during the two-year period immediately following the occurrence of an Apex Change of Control.

(h)           Any Sale or Pledge in violation of the provisions of Section 5.3(e) or Section 5.3(f) shall be null and void ab initio and shall constitute a material breach of this Agreement, and, in accordance with the Dispute Resolution Agreement, the Parties shall be entitled to specific performance, injunctive relief, or any other remedy at Law to enforce the terms of such Section 5.3(e) or Section 5.3(f), as applicable.  In the event of any Sale or Pledge in violation of the provisions of Section 5.3(e) or Section 5.3(f), without limiting any other rights or remedies of the Parties, the Transferee or the party then holding any Indirect Interest shall have no right to participate in the management of the business and affairs of MSC or to become an Interestholder, or to receive any distributions of any kind or other payment in respect of any Interest or any other item an Interestholder would otherwise be entitled.

Section 5.4             Sales to Third Parties; Right of First Offer.  The Interestholders agree that:

(a)           If any Interestholder that is part of an Interestholder Group that has an aggregate Interest Ratio of less than 25% (an “Offering Interestholder”) desires to Sell all or any part of its Interests (the “Section 5.4 Offered Interests”), or an Affiliate of an Offering Interestholder desires to Sell all or any part of its Indirect Interests in a Special Purpose Interestholder to a Proposed Third-Party Buyer, the Offering Interestholder shall, or shall cause its Affiliate to, first make a written offer to Sell the Section 5.4 Offered Interests or the Indirect Interests, as applicable, to either (i) the Apex Interestholders, if the Offering Interestholder is a Sumitomo Interestholder or if such offering Affiliate is an Affiliate of a Sumitomo Interestholder or (ii) the Sumitomo Interestholders, if the Offering Interestholder is an Apex Interestholder or if such offering Affiliate is an Affiliate of an Apex Interestholder (as applicable, the “Non-Offering Interestholders”), by delivering to the Non-Offering Interestholders a written notice of its intention to Sell the Section 5.4 Offered Interests or the Indirect Interests, as applicable (the “Offer Notice”), which Offer Notice shall describe in reasonable detail the price and other terms and conditions upon which the Offering Interestholder would be willing to Sell the Section 5.4 Offered Interests or the Affiliate of the Offering Interestholder would be willing to Sell its Indirect Interests, as applicable, to the Non-Offering Interestholders (the “Initial Offered Terms”).

(b)           The Non-Offering Interestholders shall have the right for a 60-day period (the “Section 5.4 Offer Period”) after receipt of the Offer Notice to either (i) agree to purchase the Section 5.4 Offered Interests or the Indirect Interests, as applicable, by delivering to the Offering Interestholder a written notice accepting the Initial Offered Terms or (ii) make one or more written counter-offers for the Section 5.4 Offered Interests or the Indirect Interests, as applicable, by delivering to the Offering Interestholder a written notice describing in reasonable detail the price and other terms and conditions upon which the Non-Offering Interestholders would be willing to purchase the Section 5.4 Offered Interests from the Offering Interestholder or the Indirect Interests from the Affiliate of the Offering Interestholder (the “Counter-Offer Terms”).

(c)           If the Non-Offering Interestholders agree to purchase the Section 5.4 Offered Interests or the Indirect Interests, as applicable, in accordance with Section 5.4(b)(i), the Section 5.4 Offered Interests or the Indirect Interests, as applicable, shall be sold to such Non-Offering Interestholders (on a pro rata basis, based on their respective Interest Ratios, unless the Non-Offering Interestholders agree otherwise) on the Initial

Offered Terms.  If the Non-Offering Interestholders do not agree to purchase the Section 5.4 Offered Interests or the Indirect Interests, as applicable, in accordance with Section 5.4(b)(i) and the Offering Interestholder does not accept the Counter-Offer Terms within the Section 5.4 Offer Period, the Offering Interestholder may Sell all, but not less than all, of the Section 5.4 Offered Interests or the Affiliate of the Offering Interestholder may Sell all, but not less than all, of the Indirect Interests, as applicable, to a Proposed Third-Party Buyer on the conditions that:

(i)                                     such Sale to the Proposed Third-Party Buyer is at a price at least equal to 105% of the highest price specified in the Counter-Offer Terms in respect of the Offered Interests or the Indirect Interests, as applicable, it being understood that if no Non-Offering Interestholder (or its Affiliates) has made a written counter-offer for the Section 5.4 Offered Interests or the Indirect Interests, as applicable, in accordance with Section 5.4(b)(ii), then such Sale to the Proposed Third-Party Buyer shall be at a price at least equal to the price in the Initial Offered Terms;

(ii)                                  such Sale to the Proposed Third-Party Buyer is on terms and conditions (other than price) no less favorable to the Offering Interestholder or the Affiliate of the Offering Interestholder, as applicable, than the Counter-Offer Terms, it being understood that if no Non-Offering Interestholder has made a written counter-offer for the Section 5.4 Offered Interests or the Indirect Interests, as applicable, in accordance with Section 5.4(b)(ii), then such Sale to the Proposed Third-Party Buyer shall be on terms and conditions (other than price) no less favorable to the Offering Interestholder than the Initial Offered Terms;

(iii)                               such Sale to the Proposed Third-Party Buyer is completed within 60 days after the end of the Section 5.4 Offer Period (subject to delays reasonably beyond the control of the Offering Interestholder in obtaining required approvals and consents of Governmental Authorities and any other Person, which delays would not result in such Sale being completed more than 120 days after the end of the Section 5.4 Offer Period);

(iv)                              in connection with the Sale of Section 5.4 Offered Interests, the Proposed Third-Party Buyer executes and delivers to the Parties an instrument under which the Proposed Third-Party Buyer agrees to become a Party, to assume, perform, and discharge all of the obligations of the Offering Interestholder in respect of the Interests to be Sold to such Proposed Third-Party Buyer, and to receive, subject to Section 5.2(e), the benefits and rights under, and otherwise be bound by all of the terms of, this Agreement and the other Transaction Documents, to the extent applicable with respect to the Interestholder Selling its Interests (it being understood that upon such Sale to such Proposed Third-Party Buyer pursuant to this Section 5.4, the Offering Interestholder shall be released of its obligations under this Agreement in respect of the Section 5.4 Offered Interests Sold arising from and after the completion of such Sale, except for such obligations arising out of events or circumstances that occurred prior to the completion of such Sale, whether accruing before, at, or after the completion of such Sale); and

(v)                                 the Proposed Third-Party Buyer shall not be a Disqualified Person.

If the Offering Interestholder fails to complete the Sale of such Section 5.4 Offered Interests or the Affiliate of the Offering Interestholder fails to complete the Sale of the Indirect Interests, as applicable, within such 60-day period (as extended for up to an additional 60 days for delays as provided above), the provisions of this Section 5.4 shall apply again to any proposed Sale of such interests to which this Section 5.4 applies.

(d)           Notwithstanding anything to the contrary in this Section 5.4, the Sale by any Sumitomo Interestholder of its Interests or by any of its Affiliates of their Sumitomo Indirect Interests may be consummated without regard to the procedures or the limitations set forth in this Section 5.4 to any Person is not a Disqualified Person, so long as the definitive agreement with respect to such Sale is entered into during the two-year period immediately following the occurrence of an Apex Change of Control.

ARTICLE VI
DEFAULTS

Section 6.1             Default Notice.  If any Shareholder or Affiliate thereof shall have received notice of the default in the performance of any payment obligation of any other Shareholder or Affiliate thereof under any Financing Document, any document pursuant to which the Indebtedness incurred by MSC, New Metals, or New Cayman under the Financing Documents is refinanced or relating to such refinancing (each, a “Refinancing Document”), or any replacement or restatement of any Financing Document or the transactions contemplated thereby, with the same counterparties or otherwise (each, a “Restatement Document”) (each, a “Payment Default”) from any collateral agent, administrative agent, or other Person authorized to give notice of a Payment Default under any Financing Document, Refinancing Document, or Restatement Document, as applicable, and such Financing Document, Refinancing Document, or Restatement Document provides a time period following the giving or the receiving of such notice to cure such Payment Default, the Shareholder Group whose Shareholder or Affiliate is not alleged to have made a Payment Default (the “Non-Defaulting Shareholder Group”), may give to the Shareholder Group whose Shareholder or Affiliate is alleged to have made a Payment Default, a notice (“Default Notice”), which shall specify (a) that the Non-Defaulting Shareholder Group intends to cure the Payment Default and (b) the form in which the Non-Defaulting Shareholder Group requires the amount it pays to cure the Payment Default be evidenced, being one of the following:  (i) a loan to the Defaulting Shareholder to be repaid by the Defaulting Shareholder on demand, which shall bear interest at a rate per annum equal to LIBOR plus four percent, and otherwise be due and payable on the terms of such note as set forth in Exhibit B (a “Defaulting Shareholder Loan”), (ii) a loan to MSC to be repaid by MSC within 10 years after the date the Payment Default is cured, which shall bear interest at a rate per annum equal to LIBOR plus four percent, and otherwise be due and payable, and convertible into or exchangeable for Shares of MSC, on the terms of such note as set forth in Exhibit C (a “Defaulting MSC Loan”), or (iii) a capital contribution to MSC (a “Defaulting Capital Contribution”).  For purposes of this ARTICLE VI, none of MSC, New Metals, New Cayman, and any Subsidiary thereof shall be an Affiliate of any Shareholder.

Section 6.2             Procedure.

(a)           The Shareholder Group that receives a Default Notice shall have a period of 10 Business Days from the date it received the Default Notice (the “Cure Period”) to either (i) cure the alleged Payment Default or (ii) provide the Non-Defaulting Shareholder Group evidence showing to the reasonable satisfaction of the Non-Defaulting Shareholder Group that the alleged Payment Default was cured or that there was in fact no Payment Default.  Notwithstanding the foregoing, if a Payment Default would cause MSC, New Metals, New Cayman, or any Subsidiary thereof to be in default under the terms of any Financing Document, Refinancing Document, or Restatement Document, then the Cure Period shall be modified to be a number of days equal to three Business Days less than the applicable cure period (or if there is more than one applicable cure period, the shortest applicable cure period) under the applicable Financing Document, Refinancing Document, or Restatement Document.

(b)           The Shareholder Group that receives a Default Notice shall be deemed to have cured the Payment Default when, prior to the end of the Cure Period, it has fulfilled its obligations to make all payments under the Financing Document, Refinancing Document, or Restatement Document, as applicable, then due.  A Shareholder shall be considered a “Defaulting Shareholder” if it fails to (i) cure the alleged Payment Default within the Cure Period or (ii) provide the Non-Defaulting Shareholder Group evidence that the alleged Payment Default was cured or that there was in fact no Payment Default.

(c)           If there is a Defaulting Shareholder, the Payment Default is cured by the Non-Defaulting Shareholder Group, and the Non-Defaulting Shareholder Group elected in its Default Notice to make a Defaulting Shareholder Loan, the Defaulting Shareholder forthwith shall execute and deliver to the Non-Defaulting Shareholder Group a promissory note in the form of Exhibit B; provided, however, that the failure to execute and deliver such note shall not affect the validity and enforceability of the obligations owing by the Defaulting Shareholder to the Non-Defaulting Shareholder Group pursuant to such Defaulting Shareholder Loan, the terms of which in the absence of such note shall be deemed to be such terms as would have been included in such note if such note had in fact been executed and delivered as required hereby.

(d)           If there is a Defaulting Shareholder, the Payment Default is cured by the Non-Defaulting Shareholder Group, and the Non-Defaulting Shareholder Group elected in its Default Notice to make a Defaulting MSC Loan, MSC forthwith shall execute and deliver to the Non-Defaulting Shareholder Group a promissory note in the form of

Exhibit C; provided, however, that the failure to execute and deliver such note shall not affect the validity and enforceability of the obligations owing by MSC to the Non-Defaulting Shareholder Group pursuant to such Defaulting MSC Loan, the terms of which in the absence of such note shall be deemed to be such terms as would have been included in such note if such note had in fact been executed and delivered as required hereby.  The Non-Defaulting Shareholder Group may, at its option and at any time, contribute to MSC’s capital all or part of the outstanding principal amount of, and accrued and unpaid interest on, the Defaulting MSC Loan against the issuance to such Non-Defaulting Shareholder Group of a number of fully paid and nonassessable Shares determined by dividing (i) the sum of the principal amount and the amount of accrued and unpaid interest being contributed by (ii) a subscription price per Share equal to (A) the Implied Equity of MSC determined in accordance with Section 4.4(a)(v) divided by (B) the product of two times the number of issued and outstanding Shares immediately prior to the Defaulting MSC Loan Conversion Date.  The Non-Defaulting Shareholder Group desiring to exercise its contribution right (1) shall deliver to MSC a written notice (a “Defaulting MSC Loan Contribution Notice”) indicating the Defaulting MSC Loan to be contributed and (2) shall follow the requirements for doing so set forth in the terms and conditions of such Defaulting MSC Loan.  The date on which the Non-Defaulting Shareholder Group has delivered a Defaulting MSC Loan Contribution Notice and satisfied all such requirements for contribution is referred to as the “Defaulting MSC Loan Conversion Date” for that contribution.  The Shareholders (A) shall vote their Shares to (1) approve any capital increase necessary to permit the contribution in full of such Defaulting MSC Loan, (2) set the maximum term permitted by Law for the subscription of the New Shares to be issued upon such contribution, (3) authorize any New Shares to be paid through the contribution to capital of such Defaulting MSC Loan, and (4) consent to the payment for New Shares in kind with such Defaulting MSC Loan, valued in each case at the amount of the outstanding principal amount of, and accrued and unpaid interest on, such Defaulting MSC Loan, without an expert appraisal thereof; (B) take all necessary and appropriate actions to cause MSC to adopt any decisions and take any actions that may be necessary to permit such contribution, including an amendment of the Estatutos; and (C) waive any Preemptive Rights they may have in connection therewith.

(e)           If there is a Defaulting Shareholder, the Payment Default is cured by the Non-Defaulting Shareholder Group, and the Non-Defaulting Shareholder Group elected in its Default Notice to make a Defaulting Capital Contribution, MSC promptly shall issue to the Non-Defaulting Shareholder a number of fully paid and nonassessable Shares equal to the amount of the payment made by the Non-Defaulting Shareholder Group to cure the Payment Default divided by a subscription price per Share equal to the Implied Equity of MSC determined in accordance with Section 4.4(a)(v) divided by the product of two times the number of issued and outstanding Shares immediately prior to the making of such Defaulting Capital Contribution.  For purposes this Section 6.2(e), the Shareholders (i) shall vote their Shares to approve any capital increase necessary to permit the issuance of such newly issued Shares; (ii) take all necessary and appropriate actions to cause MSC to adopt any decisions and take any actions that may be necessary to permit such issuance, including an amendment of the Estatutos; and (iii) waive any Preemptive Rights they may have in connection therewith.

(f)            MSC shall not issue fractional interests in Shares under this Section 6.2.  If the Non-Defaulting Shareholder Group would otherwise be entitled to a fractional share interest, MSC shall pay cash in lieu of such fractional share interest.  The amount of cash in lieu to be paid shall be determined by multiplying (A) the subscription price applied in making such conversion or contribution, as applicable, by (B) such fractional share interest, and rounding the product to the nearest whole cent (centavo), with one-half cent (centavo) being rounded upward.

Section 6.3             Bankruptcy of a Sponsor.

(a)           If a Bankruptcy of Apex shall have occurred and is continuing and such Bankruptcy results in a default that is curable under the terms of the applicable Financing Document, Refinancing Document, or Restatement Document, then the Sumitomo Shareholders may elect, by notice (a “Sumitomo Sponsor Default Cure Notice”) given to the Apex Interestholders while such default exists and is curable, to cure such default in accordance with the terms of the applicable Financing Document, Refinancing Document, or Restatement Document and to purchase all, but not less than all, of the Interests, the New Metals Interests, the New Cayman Interests, and the right, title, and interest in the Transmission Line Loan Documents of the members of the Apex Control Group that are Apex Interestholders or their Affiliates in accordance with Section 6.3(c).

(b)           If a Bankruptcy of Sumitomo shall have occurred and is continuing and such Bankruptcy results in a default that is curable under the terms of the applicable Financing Document, Refinancing Document, or Restatement Document, then the Apex Shareholders may elect, by notice (an “Apex Sponsor Default Cure Notice”) given to the Sumitomo Interestholders while such default exists and is curable, to cure such default in accordance with the terms of the applicable Financing Document, Refinancing Document, or Restatement Document and to purchase all, but not less than all, of the Interests, the New Metals Interests, the New Cayman Interests, and the right, title, and interest in the Transmission Line Loan Documents of the members of the Sumitomo Control Group that are Sumitomo Interestholders or their Affiliates in accordance with Section 6.3(c).

(c)           If a Sumitomo Sponsor Default Cure Notice shall have been given pursuant to Section 6.3(a), the members of the Apex Control Group that are Apex Interestholders shall sell, or cause to be sold, all, but not less than all, of their Interests, their or their Affiliate’s New Metals Interests and New Cayman Interests, and their or their Affiliate’s right, title, and interest in the Transmission Line Loan Documents (collectively, the “Apex Interests”) to the Sumitomo Shareholders for a purchase price equal to the Fair Market Value of the Apex Interests, and one or more of the Sumitomo Shareholders shall purchase the Apex Interests for such purchase price.  If an Apex Sponsor Default Cure Notice shall have been given pursuant to Section 6.3(b), the members of the Sumitomo Control Group that are Sumitomo Interestholders shall sell, or cause to be sold, all, but not less than all, of their Interests, their or their Affiliate’s New

Metals Interests and New Cayman Interests, and their or their Affiliate’s right, title, and interest in the Transmission Line Loan Documents (collectively, the “Sumitomo Interests”) to the Apex Shareholders for a purchase price equal to the Fair Market Value of the Sumitomo Interests, and the Apex Shareholders shall purchase the Sumitomo Interests for such purchase price.  The purchase and sale of the Apex Interests or the Sumitomo Interests, as applicable, shall be consummated as soon as reasonably practicable, and in any event no later than 60 days, following the determination of the Fair Market Value of the Apex Interests or the Fair Market Value of the Sumitomo Interests, as applicable, in accordance with Section 6.3(d).  The Parties shall cooperate in good faith with respect to all actions necessary and appropriate to effect such consummation, including the execution of all reasonably requested documentation and the making, delivering, and obtaining of all Government Approvals and consents from, to, or with Governmental Authorities and other Persons necessary or appropriate to such consummation.  Upon the purchase and sale of the Apex Interests hereunder, the Deferred Payments Agreement shall terminate and, if and to the extent required by the terms of the Financing Documents, Refinancing Documents, or Restatement Documents, all of the rights and obligations of Apex and its Affiliates (other than MSC, New Metals, and New Cayman, if applicable) under such documents shall have been assigned to and assumed by one or more of Sumitomo and its Affiliates.  Upon the purchase and sale of the Sumitomo Interests hereunder, the Deferred Payments Agreement shall terminate and, if and to the extent required by the terms of the Financing Documents, Refinancing Documents, or Restatement Documents, all of the rights and obligations of Sumitomo and its Affiliates (other than MSC, New Metals, and New Cayman, if applicable) under such documents shall have been assigned to and assumed by one or more of Apex and its Affiliates.  The purchase price for the Apex Interests or the Sumitomo Interests, as applicable, shall be paid in immediately available Dollar funds on the closing date of the relevant purchase and sale.

(d)           For purposes of this Agreement, the “Fair Market Value of the Apex Interests” means the price at which the Apex Interests and the right, title, and interest to the Deferred Payments Agreement of one or more of Apex and its Affiliates (calculated based on the assumption that such agreement would not terminate as a result of the purchase and sale hereunder) could be sold in an arm’s-length transaction to an unaffiliated, bona fide, third-party purchaser in an orderly sale without regard to the existence of the default specified in Section 6.3(a), and the “Fair Market Value of the Sumitomo Interests” means the difference of (i) the price at which the Sumitomo Interests could be sold in an arm’s-length transaction to an unaffiliated, bona fide, third-party purchaser in an orderly sale without regard to the existence of the default specified in Section 6.3(b) minus (ii) the price at which the right, title, and interest to the Deferred Payments Agreement of one or more of Apex and its Affiliates (assuming such agreement would not terminate as a result of the purchase and sale hereunder) could be sold in an arm’s-length transaction to an unaffiliated, bona fide, third-party purchaser in an orderly sale without regard to the existence of the default specified in Section 6.3(a).  The Fair Market Value of the Apex Interests or the Fair Market Value of the Sumitomo Interests, as applicable, shall be determined by a panel of two internationally recognized investment banking firms (each, an “Independent Investment Banker”) retained by the

Shareholder Groups, one of which shall be designated by the Sumitomo Shareholders and the other of which shall be designated by the Apex Shareholders.  Such designations shall be made as promptly as possible after delivery of the Sumitomo Sponsor Default Cure Notice or the Apex Sponsor Default Cure Notice, as applicable, but in no event later than 15 days thereafter.  Each Shareholder Group shall, and shall cause MSC and New Metals to, upon reasonable notice, afford each Independent Investment Banker and its representatives full access during normal business hours to the properties, books and records of MSC, New Metals, New Cayman, and their respective Subsidiaries and such other information about MSC, New Metals, New Cayman, and their respective Subsidiaries, and about the relevant interests, the Transmission Line Loan Documents, and the Deferred Payments Agreement as the Independent Investment Bankers and their representatives shall from time to time reasonably request.  Each Independent Investment Banker shall submit its written determination of the Fair Market Value of the Apex Interests or the Fair Market Value of the Sumitomo Interests, as applicable, to such Interestholders within 30 days after the date of its retention.  If the higher determination of the two Independent Investment Bankers is not greater than 110% of the lower determination, the Fair Market Value of the Apex Interests or the Fair Market Value of the Sumitomo Interests, as applicable, shall be the average of such two determinations.  If the higher determination is greater than 110% of the lower determination, then such two Independent Investment Bankers shall jointly select, within 15 days after the date on which they are informed of the difference, a third Independent Investment Banker to be retained by such Shareholder Groups.  Such third Independent Investment Banker shall deliver its written opinion of the Fair Market Value of the Apex Interests or the Fair Market Value of the Sumitomo Interests, as applicable, within 30 days after its retention, and the Fair Market Value of the Apex Interests or the Fair Market Value of the Sumitomo Interests, as applicable, shall be the average of the two closest determinations or, if there are not two closest determinations, the average of all three determinations.  One half of the fees and expenses of such Independent Investment Bankers shall be paid by the Apex Shareholders and one half of all the fees and expenses shall be paid by the Sumitomo Shareholders.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1             Amendment of Estatutos; Further Assurances.

(a)           Each of the Parties agrees that, to the extent that any provision of this Agreement conflicts with or is at a variance with the Estatutos or the Governing Documents of MSC or any of its Subsidiaries, this Agreement shall prevail and be the binding document among the Parties to the extent allowed by applicable Law.  Each of the Shareholders also covenants and agrees that (i) it shall vote or cause to be voted the Shares owned by it to accomplish and give effect to the terms and conditions of this Agreement and (ii) in the event of any conflict between the provisions of this Agreement on the one hand and the Estatutos or any Governing Document on the other hand, it shall vote or cause to be voted the Shares owned by it as provided in this Agreement and cause the Estatutos and/or other Governing Documents, as applicable, to be amended to resolve any such conflict in favor of the provisions of this Agreement, to the extent permitted by applicable Law.  Furthermore, the Shareholders agree that if any Bolivian Law would require any Article, Section, or clause of this Agreement to be included in the Estatutos in order to be enforceable against them or MSC, they shall take all necessary action to amend the Estatutos accordingly.

(b)           Each Party hereby agrees to furnish upon request to each of the other Parties such further information, to execute and deliver to such other Parties such other documents, and to do such other acts and things, all as such other Parties may reasonably request for the purpose of carrying out the intent and accomplish the purposes of this Agreement, including voting or causing to be voted its Shares to accomplish and give effect to the terms and conditions of this Agreement.

(c)           Each of the Shareholders, to the fullest extent permitted by Bolivian Law, waives any rights that it may have under Bolivian Law that is inconsistent with any provision of this Agreement and, to the extent such rights cannot validly be waived, each such Shareholder shall exercise such rights only to the extent consistent with this Agreement.

Section 7.2             Notice to MSC.  MSC hereby acknowledges that it has actual notice of the terms of this Agreement, consents hereto and hereby covenants that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying out its business and affairs and, accordingly, shall give or cause to be given such notices, execute or cause to be executed such documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or required to carry out the terms and intent hereof, subject to the requirements of applicable Law.

Section 7.3             Business of MSC.  The business of MSC is limited to financing, owning and operating the Project, marketing and selling mineral concentrates, and engaging in the activities set forth in this Agreement, the Material Project Documents, or the Financing Documents and in any other act or activity in furtherance of or related to such object and purpose that is not prohibited by Law.

Section 7.4             Offices.  The registered office of MSC shall be Minera San Cristόbal, S.A., Calle Campos 265, La Paz, Bolivia, or such place or places as the Board may from time to time determine.  The registered and principal offices of each of MSC’s Subsidiaries shall be at such place or places as their respective boards may from time to time determine.  Written notice of any change in such offices shall be given to each Shareholder by the applicable Board.

Section 7.5             Access to Information.

(a)           MSC shall promptly furnish the following to each Shareholder Group:

(i)                                     As soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of MSC, an unaudited consolidated balance sheet of MSC and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statement of MSC’s income and of cash flows for such quarter and for the portion of MSC’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of MSC’s previous fiscal year; and

(ii)                                  As soon as available and in any event within 90 days after the end of each fiscal year of MSC, an audited consolidated balance sheet of MSC and its Subsidiaries as of the end of such fiscal year and the related consolidated statement of MSC’s income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by MSC’s auditors.

(b)           MSC shall promptly furnish to the Apex Shareholders so long as one or more of the Apex Shareholders are entitled to nominate one or more Directors pursuant to Section 2.2(c) and to the Sumitomo Shareholders so long as one or more of the Sumitomo Shareholders are entitled to nominate one or more Directors pursuant to Section 2.2(c), copies of:

(i)                                     all management reports and all agenda and other associated documents relating to any meeting of the Board as are made available to any Director;

(ii)                                  all agenda and other associated documents relating to any meeting of the Shareholders as are made available to all of the Shareholders for purposes of such meeting; and

(iii)                               such other financial statements or other financial or operating data relating to MSC, any of its Subsidiaries, or the Project as are made available to any Director, and any such information as the Shareholder may reasonably request.

Section 7.6             Confidentiality.  Each Party shall keep confidential, shall cause its Affiliates to keep confidential, and shall instruct its officers, directors, employees, and advisors to keep confidential, all information and documents received from MSC and its Subsidiaries and shall not use such information and documents for any purpose other than those connected with the activities of MSC and its Subsidiaries, except (i) as required by applicable securities or other Laws or stock exchange rules or administrative process, (ii) as necessary to obtain the necessary Government Approvals for the Project or to obtain financing for the Project from potential lenders and providers of credit support; (iii) as necessary to comply with a court or administrative order (provided, that such Party shall furnish only the portion of such MSC Confidential Information (as defined below) which is legally required to be provided and shall exercise all reasonable efforts to obtain assurances that confidential treatment will be accorded such information and shall give notice to MSC and the Shareholders as promptly as practicable of its obligation to disclose any such information); (iv) as necessary in connection with any litigation or arbitration arising out of or related to the Project or this Agreement (provided, that such Party shall furnish only the portion of such MSC Confidential Information that is directly relevant to the litigation or arbitration and shall exercise all reasonable efforts to obtain assurances that confidential treatment will be accorded such information); (v) as necessary to respond to an environmental emergency or other emergency that may materially and adversely affect MSC, its Subsidiaries or the Project (provided, that such Party shall disclose only the portion of such MSC Confidential Information that is necessary in response to the environmental emergency or other emergency and that it shall notify each other Party as promptly as possible after any such disclosure of MSC Confidential Information); (vi) for information (A) that was in the possession of a Party or its Affiliates prior to receipt thereof from any member of the Apex Control Group, MSC or its Subsidiaries or (B) that has become known to such Party or its Affiliates independently of any disclosure by any member of the Apex Control Group, MSC or its Subsidiaries and which has not been wrongfully disclosed to or obtained by such Party or its Affiliates; (vii) for information that is or becomes generally available to the public other than as a result of a breach of this Section 9.6; and (viii) in connection with the Sale of all or a part of its Interests to a third party in accordance with the terms of this Agreement; provided that such third party has provided a written undertaking to keep all MSC Confidential Information  confidential in accordance with the terms of this Agreement and for the benefit of the Parties or otherwise in form and substance reasonably acceptable to the other Parties (such information, subject to clauses (i) through (viii), “MSC Confidential Information”).  The obligations of the Parties under this Section 7.6 shall remain in full force and effect for three years following the termination of this Agreement.

Section 7.7             Distribution of Available Cash.

(a)           The Shareholders hereby agree that each fiscal year, promptly following MSC’s annual audit for the previous fiscal year (starting with the annual audit for the year in which the Commercial Operations Date falls), subject to any limitations imposed by the Financing Documents, required accounting practice, and applicable Law, Available Cash shall be distributed quarterly to the following Persons, in the following order of priority, and in the following amounts:

(i)                                     First, 100% of any such Available Cash to Service Company in an amount equal to and for the payment of the Subordinated Management Fee;

(ii)                                  Second, 100% of any such Available Cash remaining after making the payment pursuant to Section 7.7(a)(i) to the holder or holders of Defaulting MSC Loans, on a pro rata basis in accordance with the then-outstanding principal amounts thereof, in payment or prepayment thereof, as applicable, until such time as all Defaulting MSC Loans have been paid in full;

(iii)                               Third, 100% of any such Available Cash remaining after making all the payments pursuant to Section 7.7(a)(i) and Section 7.7(a)(ii) to the holder or holders of Consolidated Loans, on a pro rata basis in accordance with the then-outstanding principal amounts thereof, in payment or prepayment thereof, as applicable, until such time as all Consolidated Loans have been paid in full;

(iv)                              Fourth, 100% of any such Available Cash remaining after making all the payments pursuant to Section 7.7(a)(i), Section 7.7(a)(ii), and Section 7.7(a)(iii) to the holder or holders of MSC Subordinated Debt, on a pro rata basis in accordance with the then-outstanding principal amounts thereof, in payment or prepayment thereof, as applicable and without duplication, until such time as all MSC Subordinated Debt has been paid in full;

(v)                                 Fifth, 100% of any such Available Cash remaining after making all the payments pursuant to Section 7.7(a)(i), Section 7.7(a)(ii), Section 7.7(a)(iii), and Section 7.7(a)(iv) to the holder or holders of Shareholder Loans, on a pro rata basis in accordance with the then-outstanding principal amounts thereof, in payment or prepayment thereof, as applicable and without duplication, until such time as all Shareholder Loans have been paid in full; and

(vi)                              Sixth, 100% of any such Available Cash remaining after making all the payments pursuant to Section 7.7(a)(i), Section 7.7(a)(ii), Section 7.7(a)(iii),  Section 7.7(a)(iv), and Section 7.7(a)(v) to the Shareholders, on a pro rata basis in accordance with their then-outstanding Shares, as cash dividends in an aggregate amount equal to, but not greater than, the maximum amount permitted to be distributed as a dividend pursuant to applicable Law.

(b)           Subject to any contrary determination made in accordance with Section 2.3(a)(xiv), if applicable, the Shareholders hereby agree to vote their Shares in favor of, and to instruct any Directors or alternate directors appointed by them to vote in favor of, any and all actions that are necessary or appropriate actions in order to cause MSC and its Subsidiaries to adopt any decisions and take any actions that may be necessary to permit the foregoing actions pursuant to this Section 7.7.

Section 7.8             Compliance with Law.  MSC shall comply in all material respects with applicable Laws in the conduct of its business, including compliance with (and taking reasonable precautions to assure compliance by its Subsidiaries, if any, with) the U.S. Foreign Corrupt Practices Act (Section 30-A of the U.S. Securities Exchange Act of 1934) and any similar applicable Laws of Japan, Sweden, Luxembourg, Bolivia, Cayman Islands and Switzerland (such Laws, collectively, the “FCPA”).

Section 7.9             Sumitomo Exploration.

(a)           The Parties acknowledge and agree that, so long as the Sumitomo Shareholders have an aggregate Interest Ratio of at least a 35%, the members of the Sumitomo Control Group shall have the right, during the term of this Agreement and in accordance with the terms of this Section 7.9, to explore MSC properties located outside the zone designated as the “Buffer Zone” (“Open Properties”), as such “Buffer Zone” is described on the map attached hereto as Schedule B.

(b)           If one or more of the members of the Sumitomo Control Group elects to explore an Open Property, then the Sumitomo Shareholders shall deliver a written notice to MSC and the Apex Shareholders, which notice shall specify the Open Property (the “Selected Open Property”) the Sumitomo Control Group desires to explore and the member of the Sumitomo Control Group that will conduct the exploration (the “Designated SCG Member”).  Upon receipt thereof, MSC shall as promptly as practicable make a determination as to whether the Selected Open Property is subject to any restrictions under applicable Law, the Financing Documents, or any Governmental Authority that would prohibit the Designated SCG Member’s exploration of the Selected Open Property.  All costs and expenses incurred by MSC in connection with making such determination shall be paid or reimbursed by the Sumitomo Interestholders within 30 days after the receipt of an invoice therefor accompanied by appropriate supporting documentation.  If such a restriction exists, MSC shall provide the Sumitomo Shareholders and the Apex Shareholders written notice, including a reasonably detailed explanation, of such restriction and the Designated SCG Member shall be prohibited from exploring such Selected Open Property under the terms of this Section 7.9.  If no such restrictions exist, MSC shall deliver a written notice to the Sumitomo Shareholders that indicates whether MSC elects either (i) to participate in the exploration of the Selected Open Property or (ii) not to participate in the exploration of the Selected Open Property at that time.  Notwithstanding anything to the contrary in ARTICLE II, no election shall be made by MSC without the prior written approval of at least one Apex Member.

(c)           If MSC elects to participate in the exploration of a Selected Open Property, then, subject to applicable Financing Documents, the Estatutos, and applicable Law, the Shareholders shall cause their respective Directors to amend, or otherwise vote their respective Shares in favor of amending, the then applicable Program and Budget, as necessary to provide for such exploration.  MSC shall then, in accordance with the terms of this Agreement, develop the exploration program and budgets and manage the exploration of the Selected Open Property.

(d)           If MSC elects not to participate in the exploration of a Selected Open Property, then MSC shall enter into a lease (or such other appropriate agreement) (the “Lease Agreement”) with the Designated SCG Member whereby MSC shall grant appropriate rights to the Selected Open Property to the Designated SCG Member for exploration.  The Lease Agreement shall be on arm’s-length terms and have terms and conditions mutually satisfactory to the parties thereto (including an appropriate royalty payment to MSC with respect thereto).  Upon execution and delivery of the Lease Agreement, the Designated SCG Member shall have the right to explore the Selected Open Property on the terms and conditions set forth therein and in this Agreement and shall deliver to the Apex Shareholders and MSC in writing information regarding its exploration activities and expenditures (a “Periodic Exploration Report”) on a current basis, but in any event no less frequently than once each calendar quarter.  In addition to

Periodic Exploration Reports, the Sumitomo Shareholders shall, or shall cause the Designated SCG Member to, promptly deliver to MSC and the Apex Shareholders a copy of the final feasibility study for a mining operation on the Selected Open Property (a “Final Feasibility Study”).

(e)           At any time until 60 days after the date MSC and the Apex Shareholders receive a Final Feasibility Study in respect of the Selected Open Property (the “Apex Election Period”), the Apex Shareholders shall have the right to elect to acquire up to a 65% interest in the Selected Open Property by delivering a written notice (an “Apex Election Notice”) to MSC and the Sumitomo Shareholders on or prior to the end of the Apex Election Period.  If the Apex Shareholders do not elect to acquire a 65% interest in the Selected Open Property by delivering the Apex Election Notice on or prior to the end of the Apex Election Period, then the Lease Agreement shall remain in full and effect in accordance with its terms and the right of the Apex Shareholders to acquire such interest shall terminate.

(f)            If the Apex Shareholders elect to acquire a 65% interest in the Selected Open Property, subject to the Financing Documents and applicable Law, the Shareholders shall vote their respective Shares to cause the Estatutos to be amended and take such other action, including causing their respective Directors to amend the then applicable Program and Budget, in each case as necessary to provide for the acquisition of all the Designated SCG Member’s right, title, and interest in the Selected Open Property and the Lease Agreement by MSC.  The purchase price payable by MSC in connection with such acquisition shall be the total SCG Historical Costs incurred by the Designated SCG Member with respect to the Selected Open Property until the date of such acquisition.  In connection with the completion of such acquisition, each Shareholder Group shall contribute its respective share of the funds required to enable MSC to pay such purchase price, which shall be in proportion to its respective Interest Ratio, in each case determined as of the date immediately prior to the date of such acquisition.  MSC shall then, in accordance with the terms of this Agreement, develop the exploration program and budgets and manage the exploration of the Selected Open Property.

(g)           If the Apex Shareholders elect to acquire a 65% interest in the Selected Open Property and MSC for any reason is not able to acquire all the Designated SCG Member’s right, title, and interest in the Selected Open Property and the Lease Agreement, then (i) the Designated SCG Member shall contribute the Lease Agreement, Final Feasibility Study and its other assets and liabilities relating to the Selected Open Property to a joint venture with a member of the Apex Control Group (the “Designated Apex Member”) in exchange for a 35% interest in such joint venture, and (ii) the Designated Apex Member shall acquire a 65% interest in such joint venture in exchange for making contributions thereto in cash equal to 100% of all costs incurred by the joint venture after its establishment until such time as the Designated Apex Member’s contributions equal an amount which, when divided by a number equal to the sum of (i) the Designated Apex Member’s said contributions plus (ii) the SCG Historical Costs incurred by the Designated SCG Member in respect of the Selected Open Property, equals 65%.  The Designated Apex Member and the Designated SCG Member shall further (i) jointly determine a mutually acceptable structure for the joint venture and (ii) enter into documentation relating thereto providing for (A) rights of first refusal with respect to each party’s transfer of all or part of its interest therein, (B) the contribution by each party of its pro rata share of future operating and capital costs of the Selected Open Property after the contributions of the Designated Apex Member described in the preceding sentence, (C) dilution, so that if either party fails to contribute its proportionate share of capital contributions, the other party shall have the right to contribute the non-contributing party’s share of such capital contributions against the issuance of additional beneficial interests (in shares, quotas, membership, or partnership interest or other comparable designation) to the contributing party to reflect the adjusted proportionate holdings resulting from such contribution(s) (and non-contribution, as applicable), (D) loss of rights so that at such time a party’s beneficial interest in the joint venture falls below 25% as a result of clause (C), such party shall have no further rights with respect to the management of the joint venture or the Selected Open Property except the right to have a director on the joint venture until the party’s beneficial interest falls below 20% and such other rights afforded by applicable Law, and (E) provisions, on such terms as the parties may mutually agree, similar to ARTICLE II, Section 3.2, Section 3.3, Section 5.1 and Section 7.7 of this Agreement.

ARTICLE VIII
TERM AND TERMINATION

Section 8.1             Term.  The term of this Agreement shall commence upon the date this Agreement is executed and delivered by all of the Parties.

Section 8.2             Termination.  Except as provided in Section 8.3, this Agreement shall terminate automatically as to all Parties upon the earlier of (a) the mutual agreement of all Interestholders, and (b) the conclusion of the liquidation or dissolution of MSC, as determined in accordance with the Estatutos and Bolivian Law.  Except as otherwise provided herein, this Agreement shall terminate automatically as to any individual Party upon such Party ceasing to be an Interestholder in accordance with the terms hereof.

Section 8.3             Survival.  The provisions of ARTICLE I, ARTICLE IX, and Section 2.6, Section 7.6, and this Section 8.3 shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Parties in whose favor they run, and each Party shall remain liable for any breach of this Agreement by such Party prior to such termination.  No termination of this Agreement with respect to all or any of the Parties shall affect any obligation or liability of any Party arising before or as a result of circumstances in existence before such termination.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Entire Agreement.  This Agreement contains, and is intended as, a complete statement of all of the terms of the agreements among the Parties with respect to the matters provided for herein, and supersedes and discharges any previous agreements and understandings between the Parties with respect to those matters.

Section 9.2             Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, including Section 5-1401 of the New York General Obligations Law, as applied to contracts made and performed within the State of New York, without regard to any choice or conflicts of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.  This Agreement has been negotiated and executed by the Parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.  Certain Schedules and/or Exhibits to this Agreement are being executed in both English and Spanish.  If any doubt, misunderstanding or dispute arises in their interpretation, the English version shall govern.

Section 9.3             Dispute Resolution.  Any controversy, claim, or dispute among the Parties that arises out of or relates to this Agreement, including any claim or controversy relating to the interpretation, breach, termination, or invalidity of any provision hereof, shall be exclusively and finally settled pursuant to and in accordance with the Dispute Resolution Agreement.

Section 9.4             Limitation on Damages.  No Party shall be liable for any punitive, multiple, or other exemplary damage, or any indirect, special, incidental, or consequential loss or damage, lost profits, loss of use, or lost revenues suffered by any other Party arising from or relating to a Party’s performance, non-performance, breach of, or default under a covenant, warranty, representation, term, or condition of this Agreement.  Each Party waives and relinquishes claims for such punitive, multiple, exemplary, indirect, special, incidental, or consequential losses or damages, lost profits, loss of use, or lost revenues.  The limitations on liability and damages set forth in this Section 9.4 apply to all causes of action that may be asserted hereunder, whether sounding in breach of contract, breach of warranty, tort, product liability, negligence, or otherwise.

Section 9.5             Headings.  The article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 9.6             Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the Person to whom sent), or sent by internationally recognized delivery service to the Parties at the following addresses (or to such other Person or address for a Party as specified by such Party by like notice) (notice shall be deemed given and received upon receipt, if delivered personally, by delivery service or by telecopy, or on the third Business Day following mailing, if mailed, except that notice of a change of address shall not be deemed given until actually received):

(a)           If to any Sumitomo Interestholder, to Sumitomo at:

Sumitomo Corporation
8-11, Harumi, 1-chome,
Chuo-ku, Tokyo, 104-8610 Japan
Attention:  General Manager, Non-Ferrous Metals
                                & Raw Materials Dept.
Telecopier:  +81-3-5166-6423

(b)           If to any Apex Interestholder, to Apex at:

c/o Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado 80237  U.S.A.
Attention:  President
Telecopier:  +1 (303) 839-5907

(c)           If to MSC, to it at:

Minera San Cristόbal, S.A.
Calle Campos 265
La Paz, Bolivia
Attention:  President
Telecopier:  +591-2-243-3737

with a copy to Apex at:

c/o Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado 80237  U.S.A.
Attention:  President
Telecopier:  +1 (303) 839-5907

Section 9.7             Severability.  If at any time any covenant or provision contained herein is deemed by a court or other body of competent jurisdiction (including an arbitral tribunal convened in accordance with the Dispute Resolution Agreement) to be invalid or unenforceable, such covenant or provision shall be considered divisible and such covenant or provision shall be deemed immediately amended and reformed to include only such part of such covenant or provision as such court or other body has held to be valid and enforceable; and the Parties agree that such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

Section 9.8             Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by all of the Parties and designated as an amendment or modification, as applicable.  No waiver by any Party of any provision of this Agreement shall be valid unless in writing and signed by the Party making such waiver and designated as a waiver.  No failure or delay by any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power, or remedy preclude any further exercise thereof or the exercise of any other right, power, or remedy.  No waiver of any provision hereof shall be construed as a waiver of any other provision.

Section 9.9             Assignment and Binding Effect.  All of the terms and provisions of this Agreement shall be binding on, and are for the sole benefit of, the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of all of the Parties, except in accordance with Section 5.2, Section 5.3, or Section 5.4, and they shall not be construed as conferring and are not intended to confer any rights, benefits, or obligations on any other Person.

Section 9.10           No Benefit to Others.  Except as expressly set forth herein, the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns, and they shall not be construed as conferring and are not intended to confer any rights, remedies, obligations, or liabilities on any other Person, unless such Person is expressly stated herein to be entitled to any such right, remedy, obligation, or liability.

Section 9.11           Counterparts.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 9.12           Interpretation.

(a)           As used herein, except as otherwise indicated herein or as the context may otherwise require: (i) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (ii) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Exhibits and Schedules hereto, and not to any particular article, section, or other subdivision hereof or Exhibit or Schedule hereto; (iii) any pronoun shall include the corresponding masculine, feminine, and neuter forms; (iv) the singular includes the plural and vice versa; (v) references to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated now or hereafter from time to time; (vi) references to any statute or regulation are to it as amended, modified, supplemented, and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations; (vii) references to “Article,” “Section,” or another subdivision or to a “Schedule” or “Exhibit” are to an article, section, or subdivision hereof or a “Schedule” or “Exhibit” hereto; and (viii) except as otherwise expressly provided in this Agreement, references to any Person or Entity include such Person’s or Entity’s successors and permitted assigns.

(b)           Any reference herein to a “day” or number of “days” (without the explicit qualification of “Business”) shall be deemed to refer to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

(c)           Any financial or accounting terms that are not otherwise defined herein shall have the meanings given thereto under GAAP.  For purposes of each reference herein to an amount in Dollars in circumstances where the actual item is expressed in any other currency shall be considered a reference to the Dollar equivalent of such other currency on the relevant date of determination of such amount at the relevant noon buying rate in the City of New York for cable transfers in foreign currencies, as announced by the Federal Reserve Bank of New York for customs purposes (the “Reference Exchange Rate”).

Section 9.13           Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation, preparation, and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

Section 9.14           No Partnership.  No provision of this Agreement creates a partnership or joint venture between or among the Parties or makes any Party the agent of any other Party for any purpose.  No Party has the authority or power to bind, to contract in the name of, or to create any liability for any other Party in any way or for any purpose.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

APEX SILVER MINES SWEDEN AB

By:	/s/ Marcel DeGuire
Marcel DeGuire
Its:	Director

APEX LUXEMBOURG S.À R.L

By:	/s/ Gerald Malys
Gerald Malys
Its:	Manager

GOTLEX LAGERAKTIEBOLAG nr. 451, organization number 556702-1083

By:	/s/ Gerald Malys
Gerald Malys
Its:	Director

MINERA SAN CRISTÓBAL, S.A.

By:	/s/ Jeffrey Clevenger
Jeffrey Clevenger
Its:	Director